8K
Exhibit 99.1

The following financial statements are being voluntarily filed by the Company in order to provide the information required in connection with the Registration Statement on Form S-8 expected to be filed by the Company shortly.

Refac Optical Group
Consolidated Financial Statements
Years ended January 31, 2006, 2005 and 2004

Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Refac Optical Group

We have audited the accompanying consolidated balance sheets of Refac Optical Group as of January 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Refac Optical Group and OptiCare Health Systems, Inc. and subsidiaries, which statements reflect total assets constituting 41% in 2006 and 51% in 2005, and total revenues constituting 20% in 2006, 23% in 2005, and 31% in 2004 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Refac Optical Group and OptiCare Health Systems, Inc. and subsidiaries, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Refac Optical Group at January 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2006, in conformity with U.S. generally accepted accounting principles.

 /s/ ERNST & YOUNG LLP

October 13, 2006,
Except as to Note 21,
which is as of November 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Refac Optical Group

      We have audited the accompanying balance sheets of Refac Optical Group (formerly Refac) as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Refac Optical Group as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York
March 17, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
OptiCare Health Systems, Inc.
Waterbury, Connecticut

We have audited the accompanying consolidated balance sheets of OptiCare Health Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OptiCare Health Systems, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

On March 6, 2006 the Company consummated the transaction with Refac. See Note 2.

/s/ DELOITTE & TOUCHE LLP
Stamford, Connecticut
July 20, 2006
(December 8, 2006 as to Note 22)

Contents
Refac Optical Group
Consolidated Statements of Operations
(Amounts in thousands, except share and per share amounts)

	Year ended January 31
	2006	2005	2004
Net revenues
Product sales	$151,754	$136,031	$86,978
Services	20,258	19,907	18,971
Licensing related activities	2,344	1,609	1,485
Other	1,039	2,204	2,861
Total revenues	175,395	159,751	110,295

Operating expenses
Cost of product sales	48,389	42,759	27,302
Cost of services	7,780	8,446	8,100
Selling, general and administrative	109,206	100,334	71,903
Asset impairment	657	-	-
Merger expense and other charges	2,849	-	506
Loss on the early extinguishment of debt	-	-	1,896
Depreciation and amortization	6,826	6,100	4,736
Total operating expenses	175,707	157,639	114,443
Operating (loss) income	(312)	2,112	(4,148)

Other income (expense):
Dividends and interest income	1,053	477	282
Interest expense	(2,406)	(3,303)	(3,708)
Loss from continuing operations before income taxes and minority interest	(1,665)	(714)	(7,574)
Minority interest	142	99	958
(Benefit) provision for income taxes	(58)	55	(82)
Loss from continuing operations	(1,465)	(670)	(6,534)
Loss from discontinued operations, net of taxes and minority interest	(7,976)	(7,618)	(4,007)
Net loss	$(9,441)	$(8,288)	$(10,541)

Basic and diluted loss per share
Continuing operations	$(0.09)	$(0.04)	$(0.60)
Discontinued operations	(0.48)	(0.50)	(0.37)
Net loss	$(0.57)	$(0.54)	$(0.97)

Weighted average shares outstanding
Basic and diluted	16,471,504	15,467,872	10,808,461

Contents

Refac Optical Group
Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)

	January 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$10,129	$3,311
Accounts receivable, net of allowances for doubtful accounts of $220 and $175 at January 31, 2006 and 2005, respectively	10,691	10,664
Investments being held to maturity	24,229	29,342
Inventories	20,205	19,298
Prepaid expenses and other current assets	1,262	1,056
Assets held for sale	2,092	9,461
Total current assets	68,608	73,132

Property and equipment, net	34,544	36,245
Restricted cash and investments being held to maturity	4,849	5,416
Licensed optical department agreements	14,856	14,856
Goodwill	4,746	4,746
Other intangible assets, net	300	1,198
Available for sale securities	-	1,000
Assets held for sale, noncurrent	5,384	16,504
Other assets	1,247	1,720
Total assets	$134,534	$154,817

Refac Optical Group
Consolidated Balance Sheets (continued)
(Amounts in thousands, except share and per share amounts)

	January 31
	2006	2005
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,766	$8,113
Accrued expenses	7,169	7,529
Accrued salaries and related expenses	4,411	4,145
Customer deposits	3,358	2,944
Deferred revenue	3,174	3,704
Current portion of capital lease obligations	724	344
Current portion of long-term debt	4,926	5,276
Liabilities of held for sale business	3,991	8,807
Other current liabilities	940	2,308
Total current liabilities	36,459	43,170

Capital lease obligations, net of current portion	1,372	351
Long-term debt, net of current portion	3,378	15,378
Revolving line of credit	14,983	11,433
Subordinated debt	10,000	10,000
Other long-term liabilities	389	1,476
Minority interest	3,943	3,971
Temporary equity	4,849	5,416

Stockholders’ equity:
Common stock, $.001 par value; 25,000,000 shares authorized; 16,572,558 and 16,007,746 shares issued; 16,484,335 and 15,985,090 shares outstanding at January 31, 2006 and January 31, 2005, respectively	16	16
Additional paid-in capital	85,002	79,383
Treasury stock, at cost; 88,223 and 22,656 shares at January 31, 2006 and January 31, 2005, respectively	(738)	(159)
Unearned compensation	(89)	-
Accumulated deficit	(24,722)	(15,281)
Receivable from issuance of common stock	(308)	(337)
Total stockholders’ equity	59,161	63,622
Total liabilities and stockholders’ equity	$134,534	$154,817

See accompanying notes.

Contents
Refac Optical Group
Consolidated Statements of Changes in Stockholders’ Equity
(Amounts in thousands, except share and per share amounts)

								Receivable
								from
	Common Stock		Additional					Issuance of	Total
	Par Value $0.001		Paid-in	Unearned	Accumulated	Treasury Stock		Common	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Stock	Equity

Balance at January 31, 2003	780,813	$1	$13,880	$-	$(5,753)	-	$-	$-	$8,128
Refac merger with Palisade	3,534,662	3	5,843	-	9,301	-	-	(365)	14,782
Issuance of common stock upon exercise of stock options	2,000	-	35	-	-	-	-	-	35
Appraisal rights settlement	-	-	(14)	-	-	(22,656)	(159)	-	(173)
Stock issuance to Palisade	10,790,454	11	56,086	-	-	-	-	-	56,097
Net change in minority interest	-	-	(258)	-	-	-	-	-	(258)
Net loss	-	-	-	-	(10,541)	-	-	-	(10,541)
Balance at January 31, 2004	15,107,929	15	75,572	-	(6,993)	(22,656)	(159)	(365)	68,070
Issuance of common stock upon exercise of stock options	10,000	-	144	-	-	-	-	-	144
Stock issuance to Palisade	889,817	1	4,135	-	-	-	-	-	4,136
Tax benefit from exercise of stock options	-	-	24	-	-	-	-	-	24
Repayment of note receivable from officer	-	-	-	-	-	-	-	28	28
Temporary equity	-	-	(672)	-	-	-	-	-	(672)
Net change in minority interest	-	-	180	-	-	-	-	-	180
Net loss	-	-	-	-	(8,288)	-	-	-	(8,288)
Balance at January 31, 2005	16,007,746	16	79,383	-	(15,281)	(22,656)	(159)	(337)	63,622
Proceeds from stock issued	556,812	-	4,593	-	-	-	-	-	4,593
Issuance of common stock upon exercise of stock options	8,000	-	100	-	-	-	-	-	100
Stock options granted for services	-	-	189	(189)	-	-	-	-	-
Amortization of unearned compensation	-	-	-	100	-	-	-	-	100
Stock compensation	-	-	41	-	-	-	-	-	41
Tax benefit from exercise of stock options	-	-	28	-	-	-	-	-	28
Repayment of note receivable from officer	-	-	-	-	-	-	-	29	29
Temporary equity	-	-	567	-	-	-	-	-	567
Purchase of 65,567 shares of common stock held as treasury stock	-	-	-	-	-	(65,567)	(579)	-	(579)
Net change in minority interest	-	-	101	-	-	-	-	-	101
Net loss	-	-	-	-	(9,441)	-	-	-	(9,441)
Balance at January 31, 2006	16,572,558	$16	$85,002	$(89)	$(24,722)	(88,223)	$(738)	$(308)	$59,161

See accompanying notes.

Contents
Refac Optical Group
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year ended January 31
	2006	2005	2004
Cash flows from operating activities
Net loss	$(9,441)	$(8,288)	$(10,541)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,075	7,287	5,938
Minority interest	(1,597)	(1,451)	(1,751)
Amortization of discount on securities	(965)	(394)	(191)
Stock-based compensation	141	-	48
Write-down of goodwill and other intangibles	12,266	-	-
Loss on disposal of fixed assets	314	279	66
Loss on sale of discontinued operations	-	4,315	-
Loss on early extinguishment of debt	-	-	1,867
Other	182	309	798
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(288)	826	(287)
Inventories	(907)	1,288	980
Income taxes receivable	23	613	3,772
Other assets	169	(271)	1,297
Accounts payable and accrued expenses	(680)	2,712	(354)
Deferred incentive compensation	(784)	224	500
Deferred revenue and customer deposits	(116)	(92)	383
Assets and liabilities of business held for sale	649	836	(481)
Other liabilities	(1,367)	1,953	(672)
Net cash provided by operating activities	4,674	10,146	1,372

Cash flows from investing activities
Proceeds from sale (purchase) of investments being held to maturity	6,647	(938)	(22,503)
Proceeds from sale (purchase) of available for sale securities	1,000	-	(1,000)
Repayment of note receivable	202	472	642
Expenditures for property and equipment	(3,656)	(2,841)	(2,251)
Investments in acquisitions, net of cash acquired	(331)	(65)	(6,192)
Proceeds from sale of businesses, net of cash sold	3,361	700	-
Other	(204)	(260)	(125)
Net cash provided by (used in) investing activities	7,019	(2,932)	(31,429)

See accompanying notes.

Refac Optical Group
Consolidated Statements of Cash Flows (continued)
(Amounts in thousands)

	Year ended January 31
	2006	2005	2004
Cash flows from financing activities
Net (payments) borrowings on revolving line of credit	$(4,329)	$(6,187)	$18,171
Principal payments on long-term debt and capital leases	(4,947)	(4,893)	(11,280)
Palisade stock purchase agreement	-	-	16,816
Proceeds from issuance of preferred stock	4,445	-	-
Proceeds from issuance of common stock	812	4,647	4,144
Proceeds from exercise of stock options	100	144	39
Purchase of treasury stock	(579)	-	(1,380)
Other	72	201	(135)
Net cash (used in) provided by financing activities	(4,426)	(6,088)	26,375
Net increase in cash and cash equivalents	7,267	1,126	(3,682)

Cash and cash equivalents at beginning of period	4,298	3,172	6,854
Cash and cash equivalents included in assets held for sale	(1,436)	(987)	(823)
Cash and cash equivalents at end of period	$10,129	$3,311	$2,349

Supplemental disclosures
Cash paid for interest	$2,310	$3,105	$2,783
Cash paid for income taxes	$57	$46	$76

Noncash transactions:
Property and equipment financed through capital leases and other indebtedness	$1,809	$434	$877
Inventory acquired through vendor subordinated debt	$-	$1,277	$1,723
Reduction in debt in exchange for reduction of receivables	$-	$-	$86
Conversion of senior subordinated debt to Series B Preferred Stock	$-	$-	$16,251

See accompanying notes.

Contents
Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

1. Business and Summary of Significant Accounting Policies

Refac Optical Group (formerly known as Refac and together with its subsidiaries is referred to herein as “we”, “us”, “our”, “Company”, or “Refac”) was incorporated in the State of Delaware in 1952. For most of our history, we were engaged in intellectual property licensing activities. During the period from 1997 to 2002, we were also engaged in the business of product development and graphic design and had invested these creative resources, together with our licensing skills, in certain product development ventures.

As a result of a corporate repositioning during 2002, we disposed of our then operating segments with the exception of our licensing business, and we limited the operations of that segment to managing certain existing license agreements and related contracts. From January 27, 2004 to March 21, 2005, we focused our acquisition efforts on opportunities in the asset management sector of the financial services industry.

On March 21, 2005, our Board of Directors (the “Board”) decided to broaden the scope of the acquisition search to include other industries and, on August 22, 2005, we announced that we had signed merger agreements with two affiliated companies, U.S. Vision, Inc. (“U.S. Vision”), which currently (as of November 30, 2006) operates 513 retail optical locations in 47 states and Canada, consisting of 508 licensed departments and five freestanding stores, and OptiCare Health Systems, Inc. (“OptiCare”), which operates 18 retail optical centers, two surgery centers and together with OptiCare, P.C., provides professional ophthalmic and optometric services in the State of Connecticut, and was a managed vision care provider in the United States. These merger transactions closed on March 6, 2006 and, as a result, Palisade Concentrated Equity Partnership, L.P. (“Palisade”), the controlling stockholder of all three companies, owns approximately 89% of our outstanding common stock.

Principles of Consolidation

As indicated in Note 2, Refac completed a merger with a wholly owned subsidiary of Palisade on February 28, 2003. Palisade acquired a controlling stake in OptiCare on January 25, 2002 and in U.S. Vision on May 30, 2003. As noted above, the merger of OptiCare and U.S. Vision closed on March 6, 2006. Since the merger of OptiCare and U.S. Vision with Refac resulted in a business combination of entities under common control, we have accounted for this transaction in a manner similar to that of pooling of interests as required by Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. SFAS No. 141 requires that the historical financial statements of Refac, OptiCare, and U.S. Vision be combined and restated retrospectively with the results of operations of each entity included from the date that Palisade gained common control of that entity. Accordingly, the historical financial statements have been restated to reflect the results of operations of each entity from the date that Palisade gained common control of that entity. Therefore, through February 28, 2003, the restated combined

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

financial statements include only the results of OptiCare. From March 1, 2003 through May 31, 2003, the combined restated financial statements include the results of OptiCare and Refac, and subsequent to May 31, 2003, the combined restated financial statements include the results of OptiCare, Refac, and U.S. Vision. The non-Palisade ownership during these periods is treated as a minority interest.

The consolidated financial statements include the accounts of the Company and all affiliated subsidiaries and entities controlled by the Company for the periods indicated above. In accordance with EITF 97-2, Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements, the accounts of OptiCare, P.C. are included in the condensed consolidated financial statements of the Company. All significant intercompany accounts and transactions have been eliminated.

Fiscal Year

On May 10, 2006, the Board approved a change in our fiscal year end from December 31 to January 31. Prior to the change in the fiscal year end, Refac and OptiCare had a fiscal year that ended on December 31 while U.S. Vision’s fiscal year ended on January 31. As a result, the annual periods for the fiscal years ending January 31, 2006, 2005, and 2004 reflect the combination of the prior fiscal years of Refac, OptiCare, and U.S. Vision.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Procedures (“GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Licensing-Related Activities - Royalty revenue from our intellectual property licensing activities is recognized when earned in accordance with the terms of the related license agreement. Nonrecurring lump sum payments that represent settlements of licensing-related claims are recognized when the settlements occur and collectibility is reasonably assured.

Managed Vision Revenue - On April 24, 2006, we entered into a Stock Purchase Agreement to

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

sell our managed care business to a wholly owned subsidiary of Centene Corporation (“Centene”), which sale was completed on July 13, 2006 with an effective date of June 30, 2006. Our managed vision care division, which had been held for sale since January 31, 2006, provided vision care services as a preferred provider to health maintenance organizations (“HMOs”), preferred provider organizations, third-party administrators, and insurance indemnity programs.

The contractual arrangements with these entities operated primarily under capitated programs. Capitation payments were accrued when they were due under the related contracts at the agreed upon per-member, per-month rates. Revenue from noncapitated services, such as fee-for-service and other preferred provider arrangements, was recognized when the services were provided and our customers were obligated to pay for such services. For our Direct to Employer managed care product, reinsurance premiums were assumed ratably over the period in which coverages were provided. Revenues from our Managed Vision business are included in the loss from discontinued operations for each of the years presented.

Product Sales Revenue - We recognize revenue on product sales at the time of delivery to the customer and upon customer acceptance of the merchandise. Product sales revenue represents sales of optical products to customers through the retail optical centers that we operate. Funds received from customers prior to customer acceptance are considered to be customer deposits.

Service Revenue - Together with OptiCare, P.C., we provide comprehensive eye care services to consumers, including medical and surgical treatment of eye diseases and disorders by ophthalmologists and vision measuring and nonsurgical correction services by optometrists. We also charge a fee for providing the use of our ambulatory surgery centers to professionals for surgical procedures. Revenues from ophthalmic, optometric, and ambulatory surgery centers services are recorded at established rates reduced by an estimate for contractual disallowances. Contractual disallowances arise due to the terms of certain reimbursement contracts with third-party payors that provide for payments to us at amounts different from the established rates. The contractual disallowance represents the difference between the charges at established rates and estimated recoverable amounts and is recognized in the period the services are rendered. The contractual disallowance recorded is estimated based on an analysis of collection experience in relation to amounts billed and other relevant information. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized as adjustments to revenue in the period of final settlements.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

We have also provided certain marketing, managed care, and other administrative services to individual ophthalmology and optometry practices pursuant to agreements, most of which have been terminated or settled as of January 31, 2006. This revenue was recognized monthly at the contractually agreed upon fee, based on a percentage of cash collections by the practices, or at the time binding settlement agreements were executed, at the negotiated amounts.

Deferred Revenue

At the time of an eyewear sale, some customers purchase a warranty contract covering eyewear defects or damage during the 12-month period subsequent to the date of the sale. Revenue relating to these contracts is deferred and classified as deferred revenue on the accompanying consolidated balance sheets. Such revenue is recognized ratably over the life of the warranty contract (one year). Costs incurred to fulfill the warranty are expensed when incurred.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Cash and Cash Equivalents

We consider investments purchased with an original maturity of three months or less when purchased to be cash equivalents.

Investments

We categorize and account for our investment holdings as held to maturity or available for sale. Investments held to maturity are recorded at their amortized cost. This categorization is based upon our positive intent and ability to hold these securities to maturity. Investments available for sale are recorded at cost which approximates fair value due to the nature of the instruments. Such securities consisted entirely of variable cumulative preferred stock from a single issuer with a dividend rate which is determined by an auction method every forty-nine days. Dividends from such securities are reported in dividend and interest income.

Inventory

Inventory, consisting principally of frames and lenses, is valued at the lower of cost or market determined by the first-in, first-out method.

Receivables

Receivables are stated net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance from bad debts. We determine the allowance based on historical experience and other currently available evidence. Adjustments to the allowance are recorded to bad debt expense, which is included in operating expenses. Gross receivables are stated net of contractual allowances and insurance disallowances (see also “Service Revenue” above).

Property and Equipment

Property and equipment are stated at cost. Depreciation, which includes assets under capital leases, is computed using the straight-line method. The general range of useful lives is 10 to 30 years for buildings and improvements, and five to 10 years for automobiles, machinery and equipment, data processing equipment, and furniture and fixtures.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Deferred Debt Issuance Costs

Deferred debt issuance costs are being amortized using the straight-line method which approximates the interest method, over the term of the related debt, and such amortization is included in interest expense. Amortization expense of deferred debt issuance costs totaled $114,000 and $121,000 for the years ended January 31, 2006 and 2005, respectively.

Goodwill, Licensed Optical Department Agreements, Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination accounted for as a purchase.

Licensed Optical Department Agreements represent our right to operate optical departments within certain host department stores. Management anticipates that these licenses will provide substantial benefit for a period of time that extends beyond the foreseeable horizon. In addition, we have historically obtained renewals and extensions of these licenses for nominal costs without any material modifications to the agreements. Accordingly, these licenses have been determined to have an indefinite life.

We account for goodwill and indefinite lived intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. In accordance with this standard, goodwill and other intangible assets with indefinite useful lives are no longer subject to amortization, but are reviewed by the Company for impairment on an annual basis or more frequently if events or circumstances indicate potential impairment. SFAS No. 142 prescribes a two-step method for determining goodwill impairment. In the first step, the Company determines the fair value of the reporting unit. If the net book value of the reporting unit were to exceed the fair value, the Company would then perform the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. An impairment charge will be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying amount. Under SFAS No. 142, the recoverability of Licensed Optical Department Agreements is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the licensed agreements would be reduced by the estimated shortfall of future discounted cash flows.

Other intangible assets, which represent purchased service and non-compete agreements, are amortized over their contract life and are reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Shipping Costs

The Company classifies costs associated with shipping and handling activities within selling, general, and administrative expenses in the consolidated statements of operations.

Shipping and handling costs were $2,003,000, $1,565,000 and $1,105,000 for the years ended January 31, 2006, 2005, and 2004, respectively.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $9,766,000, $8,299,000 and $5,481,000 for the years ended January 31, 2006, 2005, and 2004, respectively.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates to allow for temporary differences between the book and tax basis of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Store Openings and Closings

The noncapital expenditures incurred in opening new stores or remodeling existing stores are expensed as incurred. When a store is closed, the remaining investment in leasehold improvements and the amount estimated to terminate the lease are expensed.

Fair Value of Financial Instruments

SFAS No. 107, as amended, Disclosures about Fair Value of Financial Instruments, requires the disclosure of fair value information for certain assets and liabilities for which it is practicable to estimate that value. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, long-term debt, and redeemable preferred stock.

The Company considers the carrying amount of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and accrued liabilities to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization or their current market rate of interest. The carrying amount of long-term debt approximates fair value due to the variable interest rate.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Stock-Based Compensation

During the years ended January 31, 2006, 2005, and 2004 the Company accounted for stock compensation awards under the intrinsic method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (see Note 1, New Accounting Pronouncements and Note 12). APB Opinion No. 25 requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. All options awarded under all of our plans are granted with an exercise price equal to the fair market value on the date of the grant. The following table presents the effect on the Company’s net earnings and earnings per share had it adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, Accounting for Stock-Based Compensation.

	Year ended January 31
	2006	2005	2004

Net loss - as reported	$(9,441)	$(8,288)	$(10,541)
Pro forma compensation cost, net of taxes and other	(503)	(255)	(528)
Net loss - pro forma	$(9,944)	$(8,543)	$(11,069)
Net loss per share - as reported:
Basic and diluted	$(0.57)	$(0.54)	$(0.97)
Net loss per share - pro forma:
Basic and diluted	$(0.60)	$(0.55)	$(1.02)

The fair value of each option grant is estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Year ended January 31
2006	2005	2004

Dividend yield:
Refac	-	-	-
U.S. Vision	-	-	-
OptiCare	-	-	-
Expected volatility:
Refac	44.0%	48.0%	56.0%
U.S. Vision	1.0%	-	1.0%
OptiCare	48.1%	67.5%	60.0%
Risk-free interest rate:
Refac	3.9%	4.0%	2.5%
U.S. Vision	3.7%	-	2.5%
OptiCare	4.1%	3.3%	3.0%
Expected lives:
Refac	5.0	4.7	4.5
U.S. Vision	3.0	-	5.0
OptiCare	5.0	5.0	5.0

Earnings Per Share

Excluded from the earnings per share computations for the years ended January 31, 2006, 2005, and 2004 are 573,500, 223,500, and 178,500 shares issuable under stock options and warrants because the effect of their inclusion would be antidilutive.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will adopt the provisions of FIN 48

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

effective February 1, 2007. The Company is still evaluating the impact of this pronouncement on its financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of SFAS No. 154 is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which is a revision of SFAS No. 123. SFAS 123(R) supersedes APB Opinion No. 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on the fair value of the instruments issued. As originally issued in 1995, SFAS No. 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion No. 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.

SFAS 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards, for which the requisite service has not yet been rendered, that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of SFAS 123(R). The second method is the modified retrospective application, which requires that the Company restate prior period financial statements. The modified retrospective application

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

may be applied either to all prior periods or only to prior interim periods in the year of adoption. The Company elected to apply the modified prospective method effective February 1, 2006 when it adopted the provisions of SFAS 123(R). Adoption of the provisions of SFAS 123(R) will not have a material impact on the Company’s financial position or results of operations.

Reclassifications

The accompanying consolidated financial statements reflect certain reclassifications for each of the years presented for discontinued operations as described in Note 4, Discontinued Operations. These reclassifications have no effect on previously reported net loss. In addition, certain reclassifications have been made in the balance sheets in order to be comparable with the January 31, 2006 presentation.

2. Palisade Merger

On February 28, 2003, we completed a merger with a wholly owned subsidiary of Palisade, which is referred to herein as the “Palisade Merger”. Under the terms of the Palisade Merger, for each share of our common stock, par value $.10 per share (“Old Refac Common Stock”), owned immediately prior to the effective time of the merger, stockholders (other than Palisade and stockholders who properly exercised appraisal rights) received or were expected to receive (i) $3.60 in cash, (ii) 0.2 shares of common stock, par value $.001 per share (“Common Stock”), and (iii) the non-transferable right (the “Payment Right”) to sell the shares of the Common Stock to us at a price (the “Payment Amount”) which depended upon the Company’s liquid distributable assets (“LDA”) as of June 30, 2005. This right to sell the shares was limited to stockholders who held their shares at the completion of the Palisade Merger and continued to hold their shares until the amount of the LDA was determined. The calculation of the LDA was finalized on August 8, 2005 and determined to be $8.29 per share. The Payment Right expires on September 30, 2007.

We have treated the Palisade Merger as a recapitalization for accounting purposes and have adjusted the difference in the par value of the Old Refac Common Stock and the Common Stock from common stock to additional paid-in capital. Pursuant to the Palisade Merger Agreement, the treasury stock that we owned at the effective time of the Palisade Merger was cancelled with a corresponding decrease to our retained earnings.

As the Payment Right represents a non-transferable right of stockholders to sell to us their shares of common stock received in the Palisade Merger for cash, the Payment Amount has been reflected on the balance sheet as temporary equity with a similar amount reducing additional paid-in capital.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Pursuant to the Palisade Merger Agreement, we have restricted a portion of our cash and investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement) reserved to pay the Payment Amount.

As of January 31, 2006, stockholders holding an aggregate of 65,567 shares have exercised their Payment Rights. Any Contingent Fund amounts related to Payment Rights that are not properly exercised on or before September 30, 2007 will become unrestricted.

In April 2003, the Company settled a claim with dissenting stockholders which had demanded appraisal rights in connection with the Palisade Merger. Under the terms of the settlement, the Company purchased 113,280 shares of Old Refac Common Stock held by such dissenting stockholders for $595,000 or $5.25 per share. The Company then exchanged these shares for the merger consideration consisting of $408,000 and 22,656 shares of Common Stock. No other stockholders have appraisal rights with respect to the Palisade Merger.

For the year ended January 31, 2004, we incurred $76,000 of merger expenses, primarily legal, accounting, and consulting in connection with the Palisade transaction.

3. Acquisition of U.S. Vision and OptiCare

On March 6, 2006, we completed our acquisitions of OptiCare and U.S. Vision and changed our name to Refac Optical Group to better reflect our new businesses. Prior to the completion of these transactions, the Company, OptiCare, and U.S. Vision were all controlled by Palisade, which owned approximately 91%, 84%, and 88% of the Company, OptiCare and U.S. Vision, respectively. Since Palisade had a controlling interest in each entity, the acquisitions are deemed to be a combination of entities under common control and have been accounted for in a manner similar to that of pooling of interests in accordance with SFAS No. 141, which requires that the historical financial statements be restated retrospectively (see Note 1, Principles of Consolidation).

In connection with the acquisition of OptiCare, Palisade received approximately 0.0403 shares of our Common Stock for each share of OptiCare common stock owned by Palisade immediately prior to the transaction. Preferred stockholders received 0.0403 shares of our Common Stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the transaction were converted into 0.0472 shares of our Common Stock. In the U.S. Vision transaction, U.S. Vision stockholders received 0.4141 shares of our Common Stock for each

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

share of U.S. Vision common stock. Upon completion of the transactions, 4,532,000 and 6,409,000 shares of our Common Stock were issued to OptiCare and U.S. Vision shareholders, respectively, and, as of November 30, 2006 we had 17,789,876 shares outstanding.

All equity instruments including the OptiCare Series B, C, and D preferred stock issued to Palisade are reflected in the financial statements as common stock based on the conversion rate contained in the merger agreement between Refac and OptiCare.

For the year ended January 31, 2006, we incurred $2,849,000 of merger expenses, primarily legal, accounting, and consulting, in connection with the acquisitions.

4. Discontinued Operations

We close nonperforming stores in the ordinary course of business. The decision to close stores is primarily based on the cash flows generated by each respective store. Therefore, upon the closing of the store, we treat the operating results of that store as a discontinued operation in those instances where the Company is unable to transfer its business to another store.

On January 31, 2006, the Board of Directors of OptiCare approved a plan to sell OptiCare’s managed vision business and, on April 24, 2006, OptiCare entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with a wholly owned subsidiary of Centene. Pursuant to the Stock Purchase Agreement, Centene agreed to acquire the managed vision business of OptiCare, which contracts with insurers, employer groups, managed care plans, HMOs, and other third-party payors to manage claims payment and other administrative services of eye health benefits for those contracting parties (“Managed Vision”), for $7,500,000 subject to a minimum net worth requirement of $500,000 at closing and certain other adjustments. This sale was completed on July 13, 2006 (with an effective date of June 30, 2006) at an adjusted purchase price of $8,885,000. In accordance with the Stock Purchase Agreement, $1,000,000 of the proceeds are being held in escrow for 12 months following the closing in connection with OptiCare’s indemnification obligation under the Agreement. The assets sold included the OptiCare trademarks, corporate name, domain names, and e-mail address subject to a license agreement under which OptiCare will have a perpetual, royalty-free, exclusive right and license, with certain rights to sublicense, for use of the marks solely within the States of Connecticut, Massachusetts, Rhode Island, Maine, New Hampshire, and Vermont and solely in connection with OptiCare’s consumer vision business. Excluded from the sale is a service agreement that accounted for revenues of $114,000 in the fiscal year ended January 31, 2006 (see Note 8). For segment reporting, this contract is reflected in the “all other” category.

In accordance with SFAS No. 144, the results of operations of the Managed Vision business are reflected as a discontinued operation in all periods presented. Also, in connection with the

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

pending sale of the Managed Vision business, the Company recorded an $11,609,000 goodwill impairment charge (see Note 8), which is included in the loss from discontinued operations for the year ended January 31, 2006.

In May 2004, OptiCare’s Board of Directors approved management’s plan to exit the Technology business, which was comprised of CC Systems, Inc. (formerly reported in the Company’s Distribution and Technology segment) and to dispose of the Company’s CC Systems Division. The Company completed the sale of the net assets of CC Systems, Inc. on September 10, 2004. In accordance with SFAS No. 144, the disposal of CC Systems, Inc. is accounted for as a discontinued operation. In connection with the sale, the Company received $700,000 in cash. Additional consideration provided by the buyer included the surrender of 82,500 shares of the Company’s common stock that had a fair market value of approximately $21,000 and the forgiveness of an unsecured promissory note payable owed by the Company that had an outstanding balance of $71,000 at the time of the sale. The Company recorded a $1,005,000 loss on the disposal of discontinued operations based on the fair value of the net assets held for sale. Accordingly, the results of operations of the Technology business are reflected as a discontinued operation in all periods presented.

On February 7, 2003, the Company acquired substantially all of the assets and certain liabilities of the contact lens distribution business of Wise Optical Vision Group, Inc. (“Wise Optical”), a New York corporation. The Company acquired Wise Optical to become a leading optical product distributor. The aggregate purchase price of Wise Optical was $7,949,000 and consisted of approximately $7,290,000 of cash, 750,000 shares of the Company’s common stock that had an estimated fair market value of $330,000 at the time of acquisition, and transaction costs of approximately $329,000. Funding for the acquisition was obtained via the Company’s revolving credit note with CapitalSource. The results of operations of Wise Optical are included in the consolidated financial statements as part of discontinued operations from February 1, 2003, which was the effective date of the acquisition for accounting purposes. The net loss on a pro forma basis for the year ended January 31, 2004, including the operations of Wise Optical as if the acquisition had closed as of the beginning of the fiscal year, was $12,026,000.

Wise Optical experienced substantial operating losses in 2003 and 2004. These losses were largely attributable to significant expenses incurred by Wise Optical, including integration costs (primarily severance and stay bonuses and legal and professional fees), weakness in gross margins and an operating structure built to support a higher sales volume. In September 2003, the Company began implementing strategies and operational changes designed to improve the operations of Wise Optical. These efforts included developing the sales force, improving customer service, enhancing productivity, eliminating positions, and streamlining our warehouse and distribution processes. The Company believed these changes would lead to increased sales,

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

improved gross margins and reduced operating costs. Wise Optical continued to experience substantial operating losses in 2004 in spite of the strategies and operating changes that were implemented.

In December 2004, the Company’s Board of Directors approved management’s plan to exit the Distribution business, which was comprised of Wise Optical and the Buying Group, (formerly reported in the Company’s Distribution segment) and to dispose of the Company’s Distribution segment. The Company completed the sale of the net assets of the Distribution segment on January 12, 2005 to Dean J. Yimoyines, M.D., a member of our Board and the Chief Executive Officer of OptiCare and OptiCare, P.C. The effective date of the transaction was December 31, 2004. In accordance with SFAS No. 144, the disposal of the Distribution segment is accounted for as a discontinued operation. The aggregate gross consideration from the sale was $4,150,000, less a working capital adjustment of $575,000 and estimated closing costs and other direct costs of $349,000. The Company recorded a $3,400,000 loss on the disposal of discontinued operations based on the fair value of the net assets held for sale. Accordingly, the results of operations of the Distribution business are reflected as a discontinued operation in all periods presented.

In connection with the sale of the Distribution business, the Company entered into a Supply Agreement with the Buying Group operation and Wise Optical. The Supply Agreement is a four-year commitment to purchase, on a non-exclusive basis, $4,200,000 of optical products per year through the Buying Group from certain designated manufacturers and suppliers. This annual commitment includes the purchase of $1,275,000 of contact lenses a year from Wise Optical. In addition, the Company is also obligated to pay the Buying Group an annual fee based on the total of all purchases it makes under the Supply Agreement. The Supply Agreement also contains certain buyout provisions depending on when the Supply Agreement is terminated.

Also in connection with the sale of the Distribution business, the lease obligation on the facility occupied by Wise Optical located in Yonkers, New York remained with the Company. The lease term on the facility was scheduled to expire in June 2011. At December 31, 2004, the Company estimated its potential exposure on the lease to be $1,300,000 and recorded a provision for this amount that was included in the loss on disposal of discontinued operations for the year ended January 31, 2005. During the nine months ended September 30, 2005, the Company paid $157,000 in rent payments related to this lease. On October 21, 2005, the Company entered into a surrender agreement with the landlord of the Yonkers facility. The Company paid $125,000 to the landlord and also agreed to forego $85,000 in a rent deposit that it had paid at the inception of the lease in January 2003. In return, the landlord released the Company from any and all financial obligations regarding the lease of the Yonkers facility, effective September 30, 2005, and the landlord released the Company from all other obligations under the lease agreement,

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

effective December 31, 2005. As a result of this transaction, the Company reversed $981,000, which represented its remaining provision to cover any potential exposure on the Yonkers lease obligation, and at January 31, 2006 there was no provision reflected on the balance sheet. The offset to this adjustment was treated as income from discontinued operations in the year ended January 31, 2006 since the original provision was included in the loss on disposal of discontinued operations for the year ended January 31, 2005.

Operating results from discontinued operations are as follows:

	Year ended January 31
	2006	2005	2004
	(In thousands)

Product sales	$2,986	$64,232	$68,018
Intracompany sales	-	5,663	4,436
Other services	-	1,534	3,094
Managed vision	26,293	25,382	28,002
Total net revenues	29,279	96,811	103,550
Operating expenses:
Cost of product sales	1,038	56,439	58,899
Cost of services	19,253	19,682	23,051
Selling, general, and administrative expenses	6,382	23,239	23,559
Goodwill write-down	-	-	1,639
Depreciation and amortization	249	1,187	1,202
Total operating expenses	26,922	100,547	108,350
Loss from disposal of discontinued operations, net of taxes	(11,788)	(5,235)	-
Minority interest	1,455	1,353	793
Loss from discontinued operations, net of taxes and minority interest	$(7,976)	$(7,618)	$(4,007)

5. Business and Asset Dispositions

Sale of the Graphic Design Group

In furtherance of its 2002 corporate repositioning, on August 5, 2002, the Company sold certain assets, including certain accounts receivable, furniture and equipment, customer lists, and goodwill, subject to certain liabilities, of its Graphic Design Group to DM2, LLC (“DM2”), a

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

company formed by its president and former owner, David Annunziato. The transaction was effective as of August 1, 2002 and the purchase price was $371,000 consisting of a cash payment of $54,000 and a secured 6% promissory note for $317,000, payable in sixty (60) equal consecutive monthly installments of $6,000 commencing on January 1, 2003. As of June 30, 2005, the unpaid balance under this note was $182,000. In connection with this sale, the Company also entered into a sublease with DM2 for 3,492 square feet of commercial rentable space through November 14, 2009 which, as of June 30, 2005, had an aggregate remaining rent obligation of $398,000.

In June 2005, DM2 defaulted on the note and the sublease and threatened to file for bankruptcy protection. On August 3, 2005, the Company entered into a settlement agreement with DM2, which provided for the cancellation of the promissory note and the termination of the Company’s security interest in DM2’s machinery, equipment, furniture, fixtures, and accounts receivables in consideration of DM2’s payment to the Company of the sum of $75,000 and issuance of a new promissory note in the principal amount of $116,000. This new note is payable in forty-eight (48) equal consecutive monthly installments commencing September 15, 2005 of approximately $2,400 each, plus interest at the rate of 6% per annum on the unpaid balance and is jointly and severally guaranteed by Mr. Annunziato and his wife. The Company also agreed to a termination of the sublease and, on August 19, 2005, DM2 vacated and surrendered the premises and conveyed to the Company all of its right, title, and interest in and to all of the furniture and fixtures located at such premises. The security deposit in the sum of $20,000 held by the Company under the sublease was applied to unpaid rent and damages.

Sale of Licensing-Related Assets

On August 19, 2002, Refac International, Ltd. (“RIL”), a wholly owned subsidiary, sold its Gough licensing property and royalties receivable to Gough Holdings (Engineering), Ltd. (“GHE”) for $450,000, payable in five semi-annual installments, without interest, commencing September 30, 2002. GHE paid the first two installments aggregating $140,000 but asked the Company for an accommodation on the $100,000 third installment which was due on September 30, 2003. The Company agreed to accept payment of $30,000 in cash and GHE’s promissory note for the balance of $70,000. This note was payable in seven (7) equal consecutive monthly installments of $10,000 each, with interest at the rate of 10% per annum,

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

with the first installment becoming due on November 1, 2003. On April 14, 2004, the Company and GHE entered into a discounted payment settlement agreement pursuant to which the Company received $215,000 on April 15, 2004. In connection with this settlement, the Company recorded a loss of $12,000 in the first quarter of 2004.

OXO International

On September 20, 2002, RIL amended its agreement with OXO International (“OXO”), a division of World Kitchen, Inc. This amendment, which was approved by the court overseeing OXO’s bankruptcy, provided for payments to the Company of $550,000 of which $10,000 was for past due royalties; $180,000 for royalties for the six month period ending December 31, 2002; and $360,000 for royalties for the year ending December 31, 2003. In February 2004, OXO made the final payment due under this obligation.

Sale of the Product Design Group

On September 20, 2002, RIL sold its Product Design Group to Product Genesis, LLC (“PG”) for a variable purchase price based upon 2½% of net revenues up to an aggregate of $300,000. Due to the uncertainties of collection of the purchase price, the Company did not allocate any cost basis to this contract right and recorded the $36,000 received in 2003 from PG as income from such discontinued operations. In December 2003, PG notified the Company that it was discontinuing its product design operations and, in January 2004, it advised the Company that it had entered into an agreement with Factors NY, LLC, a company wholly owned by a former employee of PG, to purchase certain assets of PG.

Pursuant to an agreement, dated February 10, 2004, PG paid the Company the sum of $30,000 in full settlement of the contingent balance of the variable purchase price.

The Company also entered into a sublease with PG for 9,574 square feet of commercial rentable space with a termination date of November 15, 2009. On December 22, 2003, by lease amendment, the Company released its security interest in PG’s machinery, equipment, furniture, fixtures, and chattel located at the leased premises in consideration of a cash security deposit in the sum of $75,000. PG’s sale of the business referred to above did not include this sublease.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

On July 6, 2004, PG, through a turnaround consultant, notified the Company that due to extreme financial hardship, neither PG nor its affiliated companies, Product Genesis, Inc. (“PG-INC”) and Product Genesis Business Trust (“PGBT”), which had guaranteed PG’s obligations under the sublease, would be able to pay the rent for July 2004, or any further rent or be further bound by the sublease. No further rental payments were made after such notice.

On October 5, 2004, the Company entered into a settlement agreement with PG, PG-INC, and PGBT whereby it agreed to a termination of the sublease and a mutual release in consideration of the application of the $75,000 security deposit to rent, the payment of $150,000 in cash and $50,000 over a period of thirty-five months commencing on November 1, 2004. PG paid the $50,000, which was evidenced by a promissory note, in full in November 2004. In addition, under the settlement agreement, PG conveyed title to the Company to all of the furniture and equipment it had left at the premises and waived a claim it had against the Company for reimbursement of $20,000 in leasehold construction costs it had incurred.

Sale of RIL

On September 30, 2002, the Company completed the transfer of the assets and assumption of the liabilities of its subsidiary, RIL, to the Company, excluding the capital stock of Refac Consumer Products, Inc. (“RCP”), a manufacturer of a line of consumer electronics products, and certain trademarks, patents, and a patent application relating to RCP’s business. After such transfer, the Company sold RIL to RCP Products, LLC, a limited liability company established by a former employee, for $50,000 plus a variable purchase price based upon 2½% of the revenues received in excess of $1,000,000 from the sale of its consumer electronics products during the eight year period commencing January 1, 2003, up to a maximum of $150,000 in any given year and a cumulative total of $575,000. Due to the uncertainties of collection of the purchase price, the Company has not allocated any cost basis to this contract right and will record any monies that it may receive from RCP Products, LLC with respect thereto as income from such discontinued operations. As of December 31, 2005, the Company has not received any variable purchase price payments and, based upon information provided by the purchaser, it does not expect to receive any such payments in the future.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

6. Investments

Investments held to maturity at January 31, 2006 consist of U.S. Treasury Notes with an amortized cost of $28,871,000. All U.S. Treasury Notes mature in 2006. Pursuant to the Palisade Merger Agreement the Company has restricted $4,642,000 of its investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement). Investments held to maturity at January 31, 2005 consisted of U.S. Treasury Notes and corporate bonds with an amortized cost of $34,758,000. Available for sale securities at December 31, 2004 consist of $1,000,000 of variable cumulative preferred stock from a single issuer with a dividend rate which is determined by an auction method every 49 days.

7. Property and Equipment

Property and equipment are as follows:

	January 31
	2006	2005
	(In thousands)

Land and buildings	$7,196	$7,039
Leasehold improvements	7,345	6,347
Furniture and fixtures	10,348	9,633
Machinery and equipment	14,402	12,581
Computer software and equipment	18,687	18,184
Total	57,978	53,784
Less accumulated depreciation	(23,434)	(17,539)
Property and equipment, net	$34,544	$36,245

Depreciation and amortization aggregated $6,826,000, $6,100,000, and $4,736,000 for the years ended January 31, 2006, 2005 and 2004, respectively.

8. Goodwill and Other Intangible Assets

Goodwill of $576,000 recorded at January 31, 2006 relates to both accrued and paid earn out provisions related to an acquisition of a managed care company made in the third quarter of 2004. The purchase agreement related to this acquisition includes a provision whereby the previous owners may be entitled to receive additional proceeds, if certain future profitability thresholds are achieved. The purchase agreement capped the total amount of contingency payments at $576,000 and the Company does not expect any future increases in goodwill resulting from any future contingent payments made related to this acquisition.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

On January 31, 2006, OptiCare’s Board of Directors approved a plan to sell the Company’s Managed Vision business and, on April 24, 2006, OptiCare entered into a Stock Purchase agreement with a wholly owned subsidiary of Centene, to sell the Company’s Managed Vision business to this managed care provider for $7,500,000 subject to a minimum net worth requirement of $500,000 at closing and certain other adjustments. At January 31, 2006, OptiCare recorded an $11,609,000 write-down in goodwill, which was equivalent to the carrying value of the Managed Vision net assets to be sold less the sale proceeds adjusted for estimated closing costs of $300,000. The Company completed the sale of its Managed Vision business on July 13, 2006 (with an effective date of June 30, 2006) at an adjusted purchase price of $8,885,000.

In 2003, the Company recorded a $1,639,000 goodwill impairment charge that was due to a decline in Buying Group sales and significant operating losses at Wise Optical. Both operations comprised the Company’s Distribution business, which was sold on January 12, 2005. In addition, the remaining Buying Group goodwill of $1,327,000 was charged to expense in January 2004.

The impairment charges related to the Distribution and Managed Vision businesses are included in loss from discontinued operations in the Company’s consolidated statement of operations.

Changes in the carrying amount of goodwill for the year ended January 31, 2006, by segment, are as follows:

	Licensed Optical Departments	Eye Care Centers & Professional Services	Managed Vision	Total
	(In thousands)

Balance, January 31, 2005	$-	$4,746	$11,917	$16,663
Goodwill from acquisition	-	-	576	576
Impairment charges -goodwill	-	-	(11,609)	(11,609)
Balance, January 31, 2006	$-	$4,746	$884	$5,630

Goodwill related to the Managed Vision business is reflected in assets held for sale.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Intangible assets subject to amortization are as follows:

	January 31, 2006			January 31, 2005
	Gross Amount	Accumulated Amortization and Write-Down	Net Balance	Gross Amount	Accumulated Amortization	Net Balance
	(In thousands)

Service agreements	$1,788	$(1,488)	$300	$1,788	$(590)	$1,198
Non-compete agreements	265	(265)	-	265	(265)	-
Total	$2,053	$(1,753)	$300	$2,053	$(855)	$1,198

The weighted average amortization period for the service agreements and non-compete agreements are 15 years and 3.5 years, respectively.

Amortization expense for the years ended January 31, 2006, 2005, and 2004 was $111,000, $111,000 and $114,000, respectively. In connection with the anticipated sale of the Company’s Managed Vision business, the Company reevaluated the carrying value of the intangible asset and based upon an independent appraisal of the fair value of such assets recorded a write-down of $657,000. Annual amortization expense is expected to be approximately $100,000 for each of the fiscal years ending January 31, 2007 through 2009.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

9. Long-Term Debt

The details of our long-term debt are as follows:
	January 31
	2006	2005
	(In thousands)
Senior term loan with Commerce Bank, N.A. (“Commerce”), which requires monthly interest payments at 8% and quarterly principal payments based on a graduated schedule ranging from $400 to $925 with the final payment of $327 due on October 31, 2006. The loan is secured by substantially all assets of U.S. Vision.	$3,102	$6,402
$17.5 million revolving line of credit with Commerce, which expires on October 31, 2007. Interest is payable monthly at the lower of prime plus 150 basis points, or 30-day LIBOR plus 250 basis points (8.1% at January 31, 2006; See note 21). The rate cannot drop below 5.5%. The revolving line of credit is secured by liens on substantially all assets of U.S. Vision.	14,983	11,433
Revolving credit note to CapitalSource Finance LLC, due January 25, 2007. The note bears interest at a rate equal to Citibank, N.A.’s prime rate plus 1.5% (8.75% at January 31, 2006) and cannot drop below 6.0%. The note is secured by liens on substantially all of the assets of OptiCare (See Note 21).	509	8,388
Term note payable to CapitalSource, due January 25, 2006. Monthly principal payments of $25 with balance due at maturity.	1,425	1,775
Subordinated note due November 1, 2007. Requires quarterly interest payments at 6.0%.	4,000	4,000
Subordinated note due January 31, 2008. Requires quarterly interest payments at 6.0%.	3,000	3,000
Subordinated note due January 31, 2009. Requires quarterly interest payments at 6.0%.	3,000	3,000
Delaware River Port Authority (“DRPA”) Term Loan due February 1, 2010. Requires quarterly payments of $25, which includes principal and interest at 2%, and final balloon payment of $1,334. The term loan is secured by the land and building of the New Jersey manufacturing facility.	1,614	1,683
DRPA Term Loan due February 1, 2010. Requires quarterly payments of $13, which includes principal and interest at 2%, and final balloon payment of $702. The term loan is secured by the land and building of the Corporate headquarters.	850	886
Other	804	1,520
	33,287	42,087
Less current portion	4,926	5,276
	$28,361	$36,811

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

The Senior Term Loan and Revolving Credit Agreement between U.S. Vision and Commerce contains various financial covenants including maintaining a specified net worth level, current ratio, and a leverage ratio. U.S. Vision was in compliance with these covenants at January 31, 2006. The Senior Term Loan and Revolving Line of Credit restricts the declaration and payment of dividends or any distributions to us and limits U.S. Vision’s total capital expenditures to $7 million in any fiscal year. The Senior Term Loan and Revolving Credit Agreement contains a subjective acceleration provision whereby Commerce can declare a default upon a material adverse change in U.S. Vision’s business operations. We do not believe that any such conditions exist.

The Senior Term Loan under the CapitalSource Loan Agreement was repaid in full on January 25, 2006 but is reflected as outstanding at January 31, 2006 in the table above because as indicated in Note 1, Fiscal Year, the fiscal year of Refac Optical Group was changed to January 31 effective May 10, 2006. These financial statements have been prepared by combining the prior fiscal years of Refac and OptiCare (December 31) with U.S. Vision (January 31).

The Revolving Credit Note to CapitalSource Finance LLC was repaid in full and terminated on June 9, 2006. In connection with the termination of this agreement, the Company paid a $100,000 fee which was expensed when incurred.

U.S. Vision has long-term supply agreements with two holders of subordinated debt in the principal amount of $4 million and $3 million, respectively, which require U.S. Vision to purchase certain amounts of products from these vendors at market rates. These supply agreements expire on the same date that the subordinated notes are due and the subordinated notes provide for the extension of the due date to match the term of any extension of the supply agreements.

The $3 million subordinated note due January 2008 relates to a loan made by a former vendor. Due to this vendor’s insolvency and inability to give U.S. Vision adequate assurance of performance of its obligations, U.S. Vision maintains that this vendor has repudiated its supply agreement. While it has been able to purchase its requirements for this product category from other vendors, U.S. Vision intends to hold this vendor accountable for any damages caused by its breach.

The carrying amounts of our debt approximate their fair values based on the nature of these accounts, and the fact that the interest rate embedded in the long-term debt agreements was consistent with current market rates for debt with similar attributes.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Maturities of long-term debt for each of the next five years and thereafter for the year ended January 31 are as follows (in thousands):

2007	$4,926
2008	22,701
2009	3,205
2010	427
2011	2,028
$33,287

10. Commitments and Contingencies

Lease Commitments

Capital lease obligations are machinery and equipment leases which expire on various dates through 2010. Assets under capital leases at January 31, 2006 and 2005 were $2,244,000 and $1,851,000, net of accumulated amortization of $714,000 and $187,000, respectively, and are included as a component of property and equipment in the consolidated balance sheets.

Future minimum lease payments required under capital leases and noncancelable operating leases with lease terms in excess of one year at January 31, 2006, are as follows:

	Capital Leases	Operating Leases
	(In thousands)

2007	$880	$2,550
2008	705	2,299
2009	587	1,995
2010	223	1,522
2011	20	719
Thereafter	-	489
Total lease payments	2,415	$9,574
Less amount representing interest	319
Present value of minimum capitalized lease obligations	2,096
Less current portion	724
Long-term portion	$1,372

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

These future minimum lease payments do not include future sublease rental income of $417,000, $298,000, $302,000, and $264,000, respectively, for fiscal years ending January 31, 2007 through 2010, when all subleases terminate.

At January 31, 2006, the Company operated eight of its retail stores under operating leases with varying terms. The leases expire at various dates from fiscal 2006 to fiscal 2007, and many have renewal options for up to five additional years. The leases provide for minimum lease payments and, in many cases, require payment of additional rents, if sales exceed stipulated levels. These additional rents are not significant. The leases also require, in most cases, payment of taxes and common area expenses such as maintenance, security, and other expenses.

The Company also operated 510 licensed optical departments under leases with expiration dates ranging from 60 days to 5 years. These leases provide for monthly lease payments calculated as a percentage of sales. Rent expense from continuing operations under these leases was $16,191,000, $14,341,000, and $8,807,000 for the years ended January 31, 2006, 2005, and 2004, respectively. Approximately 71% of the rent expense under these leases is with one large national retailer. The Company’s master lease provides that only a limited number of the Company’s optical centers with this retailer may be closed in any calendar year without cause.

The Company also operates other facilities under operating leases. Rent expense, net of sublease income, for all operating leases, including those on its retail stores and licensed optical departments described above, was $18,932,000, $16,815,000, and $10,937,000 for the years ended January 31, 2006, 2005, and 2004 respectively. Sublease income was $352,000, $548,000, and $592,000 for the years ended January 31, 2006, 2005, and 2004, respectively.

The cash amount reflected on the Company’s balance sheet includes $76,000 held as security deposits by the Company for its subtenants.

Employment Agreements and Incentive Compensation

On June 20, 2005, Refac hired a new President and Chief Operating Officer who was promoted to President and Chief Executive Officer on the closing of the U.S. Vision and OptiCare mergers. The employment agreement with this officer has an initial term of two years that is automatically renewed unless terminated by either party. Under the agreement, the officer will be paid a base salary of $350,000 and will be eligible to earn a target annual bonus in an amount equal to 50% of his base salary with the opportunity for an additional payment if targets

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

are exceeded. A portion of any annual bonus may be paid in the form of equity, as determined by the Board of Directors in its sole discretion. The officer received a signing bonus equal to $7,000 and is entitled to reimbursement of relocation costs up to a maximum of $75,000. Concurrent with the execution of the agreement, the officer received options to purchase 150,000 shares of the Company’s common stock with an exercise price of $4.92 per share, which was equal to the fair market value of the underlying stock on the date of grant, with one-third vesting on the date of grant. The balance of two-thirds will vest as follows: one-third on June 20, 2006 and one-third on June 20, 2007.

The Company is party to an employment agreement with its former Chief Executive Officer (who is its current Senior Vice President, General Counsel, Secretary, and Chairman of the Executive Committee of the Company’s Board of Directors) which became effective as of April 1, 2005 and has a term ending on December 31, 2006 (see Note 21). Under this agreement, in 2005, the officer’s base salary was $325,000 plus a cash bonus of $150,000, payable on March 31, 2006. The officer’s annual base salary was increased to $350,000 as of January 1, 2006. Concurrent with the execution of the agreement, the officer received an option to purchase 100,000 shares of the Company’s common stock at $4.12 per share, which was equal to the fair market value of the underlying stock on the date of grant, with one-third vesting on the date of grant. The balance of two-thirds will vest as follows: one-third on April 1, 2006 and one-third on the earlier of the termination of his employment agreement or April 1, 2007.

Under his prior employment agreement, upon completion of the Palisade Merger, the officer received a signing bonus of $800,000 and retention payments totaling $500,000. In November 2003, this employment agreement was amended to extend the term from March 31, 2004 to March 31, 2005 and to recast the schedule for the retention bonuses so that they became payable in fifteen (15) equal consecutive monthly installments of $33,000 commencing on January 1, 2004. The officer received the final $100,000 in such retention payments during the first quarter of 2005.

In addition, he is entitled to incentive compensation equal to an aggregate of 16% of (“GLDA”). GLDA is defined in the employment agreement as the sum of the following:

•	the Liquid Distributable Assets (“LDA”) of the Company as of June 30, 2005, as calculated under the Palisade Merger Agreement, plus

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

•
the signing bonus, retention and incentive compensation payments paid or payable to him, and the signing bonus and incentive compensation payments paid or payable to the Company’s Vice President as a result of the Palisade Merger, less

•	the sum of $17,844,000.

In August 2005 this incentive compensation was determined to be equal to $1,002,000, of which $581,000 was paid and $421,000 was deferred until March 2006.

In 1996, the officer exercised options previously granted under the Company’s 1990 Stock Option Plan to purchase 100,000 shares of Old Refac Common Stock. In connection with such exercise, the Company provided the officer with a loan of $375,000 (which was reduced to $365,000 after the officer paid back $10,000). The note, as modified in March 2002, bears interest at the rate of 6% per annum and is payable in ten (10) equal annual installments commencing on December 31, 2004. As of January 31, 2006, the note was current and the principal balance was $308,000.

The Company is also party to an employment agreement with its Senior Vice President and Chief Financial Officer. The officer’s current employment agreement became effective as of April 1, 2005 and has a term ending on December 31, 2007, as amended. Under this agreement, in 2005, the officer’s base salary was $200,000 plus a cash bonus of $75,000, payable on March 31, 2006. The officer’s annual base salary was increased to $250,000 as of January 1, 2006. Concurrent with the execution of the agreement, the officer received options to purchase 50,000 shares of the Company’s common stock with an exercise price of $4.12 per share, which was equal to the fair market value of the underlying stock on the date of grant, with one-third vesting on the date of grant. The balance of two-thirds will vest as follows: one-third on April 1, 2006 and one-third on April 1, 2007. Under his prior employment agreement, upon completion of the Palisade Merger, the officer received a signing bonus of $314,000. In addition, in August, 2005 he received $251,000 in incentive compensation, which is an aggregate of 4% of GLDA. GLDA is determined in the same manner as under the Chief Executive Officer’s employment agreement.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Health Service Organization Lawsuits

In September and October 2001, the following actions were commenced: Charles Retina Institute, P.C. and Steven T. Charles, M.D. v. OptiCare Health Systems, Inc., filed in Chancery Court of Tennessee for the Thirtieth Judicial District at Memphis; Eye Associates of Southern Indiana, P.C. and Bradley C. Black, M.D. v. PrimeVision Health, Inc., filed in United States District Court, Southern District of Indiana; and Huntington & Distler, P.S.C., John A. Distler, M.D. and Anne C. Huntington, M.D. v. PrimeVision Health, Inc., filed in United States District Court, Western District of Kentucky. Plaintiffs (ophthalmology or optometry practices) in each of these actions alleged that our subsidiary, PrimeVision Health, Inc. (referred to as “PrimeVision”) defaulted under agreements effective as of April 1, 1999 entitled Services Agreement (HSO Model) (referred to as “Services Agreements”) by failing to provide the services allegedly required under those agreements in exchange for annual fees (referred to as “HSO Fees”) to be paid to PrimeVision. Plaintiffs also alleged that PrimeVision repudiated any duty to perform meaningful services under the Services Agreements and never intended to provide meaningful services. Plaintiffs sought declaratory relief that they were not required to make any payments of HSO Fees to PrimeVision under the Services Agreements for a variety of reasons, including that plaintiffs were discharged of any duty to make payments, there was no termination of the Services Agreements that would trigger an obligation by plaintiffs to pay PrimeVision the amounts designated in the agreements as being owed upon early termination (referred to as the “Buy-out Price”), the agreements contained an unenforceable penalty, there was lack of consideration, and there was a mutual and material misunderstanding. Plaintiffs also sought damages for non-performance and breach of duty of good faith and fair dealing, and sought to rescind the Services Agreements for fraud in the inducement, material misrepresentation, and mistake. Finally, plaintiffs sought punitive damages and attorneys’ fees, interest and costs.

In November 2001, PrimeVision commenced the following action: PrimeVision Health, Inc. v. Charles Retina Institute and Steven T. Charles, M.D. filed in United States District Court for the Eastern District of North Carolina, Western District. In this action, PrimeVision sued in North Carolina, which is its principal place of business, one of the practices which had, in an action cited above, sued it in Tennessee. PrimeVision alleged that the Services Agreement and a Transition Agreement, also entered into by Defendant and PrimeVision in April 1999, were part of an integrated transaction in which many practices (referred to as the “Practices”) that had previously entered into a physician practice management (referred to as “PPM”) arrangement with PrimeVision converted to a health service organization (referred to as “HSO”) model. As part of that integrated transaction, the Practices (including Defendant) repurchased assets that they had sold to PrimeVision in or about 1996 and were able to terminate agreements entered into with PrimeVision in 1996 and the obligations thereunder. PrimeVision sought a declaratory

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

judgment that the Services Agreement is enforceable and that Defendant must pay to PrimeVision the annual HSO Fees required under the Services Agreement or, alternatively, the Buy-out Price. PrimeVision also filed denials of all of the material allegations of the complaints in the Huntington & Distler and Eye Associates of Southern Indiana cases, and asserted counterclaims to recover HSO Fees and the Buy-out Price.

The Multidistrict Litigation. On March 18, 2002, PrimeVision filed a motion with the Judicial Panel on Multidistrict Litigation in Washington, D.C. (referred to as the “Judicial Panel”) to transfer the foregoing matters to a single federal district court for consolidated or coordinated pretrial proceedings. Over the opposition of the plaintiffs, the Judicial Panel granted the motion and ordered that all of the cases be consolidated in the U.S. District Court for the Western District of Kentucky under the caption In re PrimeVision Health, Inc. Contract Litigation, MDL 1466 (“MDL 1466”).

In October and November 2002, PrimeVision commenced the following actions:

PrimeVision Health, Inc. v. The Brinkenhoff Medical Center, Inc., Michael Brinkenhoff, M.D., Tri-County Eye Institute, and Mark E. Schneider, M.D., filed in the United States District Court for the Central District of California;

PrimeVision Health, Inc. v. Robert M. Thomas, Jr., M.D., a medical corporation, Robert M. Thomas, Jr., M.D., Jeffrey P. Wasserstrom, M.D., a medical corporation, Jeffrey P. Wasserstrom, M.D., Lawrence S. Rice, a medical corporation and Lawrence S. Rice, M.D., filed in the United States District Court for the Southern District of California;

PrimeVision Health, Inc. v. The Milne Eye Medical Center, P.C. and Milton J. Milne, M.D., filed in the United States District Court for the District of Maryland;

PrimeVision Health, Inc. v. Eye Surgeons of Indiana, P.C., Michael G. Orr, M.D., Kevin L. Waltz, M.D. and Surgical Care, Inc., in the United States District Court for the Southern District of Indiana, Indianapolis Division;

PrimeVision Health, Inc. v. Downing-McPeak Vision Centers, P.S.C. and John E. Downing, M.D., in the United States District Court for the Western District of Kentucky, Bowling Green Division;

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Prime Vision Health, Inc. v. HCS Eye Institute, P.C., Midwest Eye Institute of Kansas City, John C. Hagan, III, M.D. and Michael Somers, M.D., filed in the United States District Court for the Western District of Missouri; and

PrimeVision Health, Inc. v. Delaware Eye Care Center, P.A., a professional corporation; and Gary Markowitz, M.D., filed in the Superior Court of the State of Delaware, New Castle County.

PrimeVision requested the Judicial Panel to transfer all of the actions except No. 7 to Kentucky and consolidate them as part of MDL 1466. (Action 7 could not be transferred because it was filed in state court.) The Judicial Panel entered a conditional transfer order for such actions, and because there was no opposition to transfer and consolidation in Actions 4, 5, and 6, they became part of MDL 1466. One practice defendant in Action 1, and the defendants in Actions 2 and 3 opposed transfer to MDL 1466. On April 11, 2003, the Judicial Panel denied those defendants’ motions to vacate the Judicial Panel’s order to conditionally transfer the actions to the Western District of Kentucky and ordered the remaining three actions transferred to the Western District of Kentucky for inclusion in the coordinated or consolidated pretrial proceedings occurring there.

The actions filed by PrimeVision contain similar allegations as the action PrimeVision filed against Charles Retina Institute in North Carolina District Court as described above. Instead of declaratory relief, however, PrimeVision sought money damages for payment of the contractual Buy-Out Price.

All of the defendants denied the material allegations of the complaints, and the defendants in Actions 3, 4, 5, 6, and 7 above asserted counterclaims and sought relief similar to the claims asserted and relief sought by the practices in the Charles Retina, Eye Associates of Southern Indiana and Huntington & Distler cases. PrimeVision denied all of the material allegations of the counterclaims.

We have reached settlement with all of the HSO Practices with which we were in litigation and with 12 other Practices with which we were not in litigation but where there was a mutual desire to disengage from the Services Agreements. While we continue to meet our contractual obligations by providing the requisite services under our Services Agreements, we are in the process of disengaging from a number of these arrangements.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Other Litigation

By summons and complaint, dated January 14, 2002, OptiVest, LLC commenced an action against OptiCare Health Systems, Inc., OptiCare Eye Health Centers, Inc. (“OEHC”) and Dean Yimoyines in the Superior Court, Judicial District of Waterbury, Connecticut on or about January 14, 2002. Plaintiff is a Connecticut limited liability corporation that entered into an Asset Purchase Agreement for certain of OptiCare’s assets for $11,000,000, subject to a reduction if the working capital, as of the closing date, was less than $4,500,000. OptiCare believes it properly terminated the Asset Purchase Agreement based upon Plaintiff’s failure to obtain a financing commitment and to close within the time parameters of the asset Purchase Agreement. Plaintiff claims that it incurred expenses in investigating the purchase of assets under the Asset Purchase Agreement and that OptiCare misled Plaintiff with respect to OptiCare’s financial condition. Furthermore, Plaintiff alleges that OptiCare breached terms of the Asset Purchase Agreement and engaged in innocent misrepresentation, negligent misrepresentation, intentional and fraudulent misrepresentation, and unfair trade practices with respect to the Asset Purchase Agreement.

By an Arbitration Agreement, dated as of January 30, 2004, the parties have agreed to arbitrate the controversy before a single arbitrator. In connection with the arbitration, on March 29, 2006, Plaintiff submitted a report claiming that its damages are no less than $15,440,000. Due to the possibility that the arbitrator might have a conflict of interest following our merger with OptiCare, we asked him to recuse himself and the arbitration was terminated.

By summons and complaint dated June 19, 2006, plaintiff commenced a new civil action  in the Superior Court, Judicial District of Waterbury, Connecticut, making essentially the same allegations. Plaintiff claims to have suffered monetary damages and seeks specific performance of the Asset Purchase Agreement and an injunction prohibiting OptiCare from interfering with plaintiff’s efforts to conclude the transactions contemplated by the Asset Purchase Agreement. OptiCare believes that plaintiff’s claims are without merit and that OptiCare has meritorious defenses to plaintiff’s claims.

Except as disclosed in Note 21, we believe that there are no other material pending legal proceedings or threatened claims to which the Company or any of its subsidiaries is a party or of which any of our properties are subject. However, from time to time we face litigation exposure for existing and potential claims. These claims primarily relate to intellectual property matters, the manufacture and sale of medical devices, disputes with our distributors, and employment matters.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

11. Income Taxes

Tax Refund

During 2004, the Company received a federal income tax refund of $579,000 resulting from carrying back a net operating loss incurred in 2003. During 2003, the Company received federal income tax refunds of $4,254,000 resulting from carrying back a net capital loss incurred in 2002 with respect to its sale of RIL and its 2002 net operating loss. In accordance with a requirement to examine refund claims over $2,000,000, the IRS reviewed the Company’s tax returns for tax years 1997 through 2003. This examination was concluded in June 2005 with the Company and IRS agreeing to a $121,000 reduction in the refund claim, which, together with interest, the Company has paid. At December 31, 2004, the Company had established a reserve for this examination of $281,000. After taking into account this agreement, and its related deferred tax impact, the Company had an excess of $43,000 in its reserve for the examination, which it credited to tax expense as of June 30, 2005.

Income Tax Provision

The (benefit) provision for taxes on income from continuing operations were as follows:

	Year ended January 31
	2006	2005	2004
	(In thousands)

Federal	$(138)	$44	$(174)
State and local	80	11	92
Deferred	-	-	-
	$(58)	$55	$(82)

The (benefit) provision for taxes on income from continuing operations differed from the amount computed by applying the statutory federal income tax rate of 34% as follows:

	Year ended January 31
	2006	2005	2004

Statutory rate	(34.0%)	(34.0%)	(34.0%)
Permanent differences related to merger	24.9%	-	.3%
State and local	3.2%	1.0%	.8%
Permanent differences	(11.4%)	24.3%	1.6%
Other	1.9%	(47.7%)	(25.5%)
Change in valuation allowance	11.9%	64.1%	55.7%
(Benefit) provision for taxes on income	(3.5%)	7.7%	(1.1%)

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Deferred Taxes

Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes. The tax effect of temporary differences that gave rise to deferred tax assets and liabilities are as follows:

	January 31
	2006	2005
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$14,656	$13,233
Inventory costs	195	794
Deferred revenue	1,210	1,425
Alternative minimum tax credit carryover	261	261
Accruals	1,617	1,687
Revenue recognition	843	803
Depreciation, insurance policies, and other	2,230	2,058
Other	2,267	2,687
Total deferred tax assets	23,279	22,948
Less valuation allowance	(13,252)	(13,054)
Net deferred tax assets	10,027	9,894

Deferred tax liabilities:
Depreciation and amortization	5,664	5,531
License department agreements	4,363	4,363
Total deferred tax assets, net	$-	$-

As of January 31, 2006, Refac has federal net operating loss carryforwards of $1.0 million, which will begin to expire in the year 2022 and can be used by Refac, OptiCare, and U.S. Vision. OptiCare has federal net operating loss carryforwards of $14.5 million, which will begin to expire in the year 2020 and are limited to use by OptiCare and its subsidiaries. As of January 31, 2006, U.S. Vision had federal net operating loss carryforwards of approximately $10.4 million, which will begin to expire in the year 2022 and are limited to use by U.S. Vision and its subsidiaries. Additionally, U.S. Vision had approximately $12.4 million of net operating loss carryforwards available for use as of January 31, 2006, which are subject to Section 382 limitations due to prior changes in ownership. Approximately $732,000 of these carryforwards will become available for use each year through the year 2022.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Management has recorded a 100% valuation allowance against net deferred tax assets. The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carry-forward periods under the tax law for each tax jurisdiction. We have considered the following possible sources of taxable income when assessing the realization of the deferred tax assets:

•	Future taxable income exclusive of reversing temporary differences and carryforwards
•	Future reversals of existing taxable temporary differences
•	Tax planning strategies

We have not relied upon future taxable income exclusive of temporary differences and carryforwards for the realization of deferred tax assets during recent periods. Reliance on this source is difficult when there is negative evidence such as cumulative losses in recent years, even if income is reported in the current period. As a result, we concluded that there was not sufficient positive evidence to enable us to conclude that it was more likely than not that the net deferred tax assets would be realized. Therefore, we have maintained a valuation allowance on our net deferred tax assets as of January 31, 2006, 2005 and 2004. The valuation allowance increased by $198,000, $2,649,000, and $5,536,000 during the years ended January 31, 2006, 2005, and 2004, respectively. The need for a valuation allowance will be reviewed periodically and adjusted as necessary.

The difference between the Company’s effective tax rate and the taxes computed at the federal statutory tax rate is due to the utilization of net operating loss carryforwards.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

12. Stockholders’ Equity

Stock Option Plans

During the years ended January 31, 2006, 2005, and 2004, the Company measured compensation under FASB No. 123, which allows the use of the intrinsic value approach under Accounting Principles Board (“APB”) Opinion No. 25 (see Note 1, New Accounting Pronouncements).

In May 1990, stockholders approved the 1990 Stock Option and Incentive Plan (the “1990 Plan”) that authorized the issuance of up to 300,000 shares of Old Refac Common Stock, and, in May 1997, the 1990 Plan was amended to provide for a 100,000 share increase in the number of authorized shares. As of March 14, 2000, no further grants were allowed under the 1990 Plan. Upon the closing of the Palisade Merger, the 1990 Plan was terminated.

In May 1998, the stockholders approved the 1998 Stock Option and Incentive Plan (the “1998 Plan”) that authorized the issuance of up to 300,000 shares of Old Refac Common Stock. On January 23, 2003, the 1998 Plan was amended, effective as of the Palisade Merger, to provide that in the event that the services of a non-employee director terminate for any reason, all director options that are outstanding and held by such non-employee director at the time of such termination shall remain exercisable by such non-employee director for the remainder of the original term of such director option. As a result of this amendment, the options held by certain directors were re-measured and a compensation expense of approximately $48,000 was recorded in the year ended January 31, 2004. Upon the closing of the Palisade Merger, the 1998 Plan was terminated.

In addition to the 1990 Plan and the 1998 Plan outlined above, in January 1998, the Company granted an employee options to purchase 50,000 shares of Old Refac Common Stock which were canceled in January 2002. Warrants to purchase 200,000 shares of Old Refac Common Stock which were issued in 1997 expired in April 2002 and non-qualified stock options to purchase 165,000 shares of Old Refac Common Stock issued in 1997 have been forfeited or cancelled as of January 2005.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

The table below summarizes all option activity for the pre-merger options with respect to the Old Refac Common Stock, excluding the warrant:

	Year ended January 31, 2006	Weighted Average Exercise Price	Year ended January 31, 2005	Weighted Average Exercise Price	Year ended January 31, 2004	Weighted Average Exercise Price

Outstanding at beginning of year	182,500	$7.45	232,500	$6.47	244,000	$6.32
Options granted	-	-	-	-	-	-
Options exercised	(40,000)	2.50	(50,000)	2.88	(11,500)	3.42
Options forfeited	-	-	-	-	-	-
Outstanding at end of year	142,500	$8.84	182,500	$7.45	232,500	$6.47

Exercisable at end of year	142,500	$8.84	182,500	$7.45	232,500	$6.47

The following table summarizes all option data for the pre-merger options with respect to the Old Refac Common Stock at January 31, 2006:

Price Range		Outstanding at January 31,	Weighted Average Contract	Weighted Average Exercise	Exercisable at January 31,	Weighted Average Exercise
Minimum	Maximum	2006	Life (Years)	Price	2006	Price

$ 3.50	$5.90	7,500	3.96	$3.81	7,500	$3.81
$ 5.91	$7.10	10,000	2.96	$6.88	10,000	$6.88
$ 7.11	$9.50	125,000	1.20	$9.30	125,000	$9.30
		142,500	1.47	$8.84	142,500	$8.84

Pursuant to the Palisade Merger Agreement, upon the exercise of any pre-merger options, the optionee is entitled to receive the following: (i) if the option was exercised on or prior to June 30, 2005, the Merger Consideration, as defined in the Palisade Merger Agreement or (ii) if the option is exercised after June 30, 2005, $3.60 in cash (from Palisade) and 0.2 shares of the Company’s post-merger common stock, par value $.001 per share (“Common Stock”).

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

In June 2003, the stockholders approved the 2003 Stock Option and Incentive Plan (the “2003 Plan”) that authorizes the issuance of up to 500,000 shares of Common Stock. On March 6, 2006, the stockholders approved an amendment to the 2003 Plan, which increased the number of shares authorized for issuance by 750,000. As a result of this amendment, a total of 1,250,000 shares are authorized for issuance under the 2003 Plan. The 2003 Plan authorizes the issuance of various incentives to employees (including officers and directors) including stock options, stock appreciation rights, and restricted performance stock awards. The 2003 Plan allows the Board to determine type, shares, and terms of the grants. The table below summarizes all option activity for options granted to employees and directors under the 2003 Plan after the Palisade Merger:

	Year ended January 31, 2006	Weighted Average Exercise Price	Year ended January 31, 2005	Weighted Average Exercise Price	Year ended January 31, 2004	Weighted Average Exercise Price

Outstanding at beginning of year	195,000	$4.66	150,000	$4.64	-	$-
Options granted	300,000	4.52	45,000	4.72	150,000	4.64
Options exercised	-	-	-	-	-	-
Options forfeited	-	-	-	-	-	-
Outstanding at end of year	495,000	$4.57	195,000	$4.66	150,000	$4.64

Exercisable at end of year	280,003	$4.60	115,001	$4.65	5,000	$4.64

The weighted-average fair value of options granted were $2.01, $2.17, and $2.20 per share for the years ended January 31, 2006, 2005, and 2004, respectively.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

The following table summarizes the data, at January 31, 2006, for options granted after the Palisade Merger under the 2003 Plan:

Price Range		Outstanding at January 31,	Weighted Average Contract	Weighted Average Exercise	Exercisable at January 31,	Weighted Average Exercise
Minimum	Maximum	2006	Life (Years)	Price	2006	Price

$ 4.10	$4.70	265,000	8.38	$4.28	163,335	$4.38
$ 4.71	$5.20	230,000	4.87	$4.91	116,668	$4.92
		495,000	6.75	$4.57	280,003	$4.60

13. Consulting Agreement

On June 20, 2005, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Cole Limited, Inc. (“CL”), a consulting firm headed by Jeffrey A. Cole. The Consulting Agreement has a term of one year starting June 1, 2005 and requires CL to advise the Company on its optical interests and the operations of its subsidiaries and divisions, including developing a strategic plan, assisting on acquisition opportunities, assisting in financing, and advising on corporate and retail operations. In consideration for these services, the Company has agreed to pay CL $100,000, in equal monthly installments, plus reimbursement for certain reasonable expenses. Concurrently with the execution of the Consulting Agreement, CL received options to purchase 50,000 shares of the Company’s common stock with an exercise price of $4.92, the fair market value on the date of grant. One-third of such options vested upon the date of grant, one-third vested on October 1, 2005, and the remaining one-third vested on February 1, 2006. Under EITF 96-18, the stock options granted to CL are being accounted for under variable accounting. Under such accounting, the Company is required, on a quarterly basis, to recognize adjustments to expense relating to any unvested options depending on increases or decreases in the fair value of such options measured at the end of a quarterly period. The Company has expensed $100,000 for these stock options during the year ended January 31, 2006. The Company appointed Mr. Cole to its Board of Directors on January 19, 2006.

In addition, on June 20, 2005, the Company and CL entered into a stock purchase agreement whereby CL agreed to purchase 50,000 shares of the Company’s common stock at a price of $4.92 per share in a private placement transaction. The stock purchase was completed on July 16, 2005.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

14. Segment Information

During the third quarter of 2004, the Company sold its Technology business; on January 12, 2005, it sold its Distribution business and on January 31, 2006, it adopted a plan to sell its Managed Vision business. As a result, we have segregated our remaining business units into two reportable segments: Licensed Optical Departments and Eye Care Centers & Professional Services. These operating segments are managed separately, offer separate and distinct products and services, and serve different customers and markets. Discrete financial information is available for each of these segments and our management assesses performance and allocates resources between these two operating segments.

The Licensed Optical Departments segment is a retailer of optical products and services principally through licensed departments within national and regional department and other chain stores. The Eye Care Centers & Professional Services segment sells retail optical products to consumers and operates integrated eye health centers and surgical facilities where comprehensive eye care services are provided to patients.

In addition to its reportable operating segments, our “All Other” category includes other non-core operations and transactions, which do not meet the quantitative thresholds for a reportable segment.

Summarized financial information concerning our reportable segments is shown in the following tables:

	Year ended January 31
	2006	2005	2004
	(In thousands)
Revenues:
Licensed Optical Departments	$140,122	$124,451	$75,683
Eye Care Centers & Professional Services	31,890	31,487	30,266
Reportable segment totals	172,012	155,938	105,949
All other	3,383	3,813	4,346
Total net revenues	$175,395	$159,751	$110,295

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Year ended January 31
2006	2005	2004
(In thousands)

Operating income (loss):
Licensed Optical Departments	$2,485	$2,728	$(1,895)
Eye Care Centers & Professional Services	(836)	230	(1,171)
Total reportable segment operating income (loss)	1,649	2,958	(3,066)
All other	(1,961)	(846)	(1,082)
Dividends and interest	1,053	477	282
Interest expense	(2,406)	(3,303)	(3,708)
Loss from continuing operations before income taxes and minority interest	$(1,665)	$(714)	$(7,574)

Included in operating income (loss) of the Licensed Optical Departments segment is depreciation and amortization expense of $5,601,000, $4,987,000, and $3,211,000 for the years ended January 31, 2006, 2005, and 2004, respectively. Included in operating income (loss) of the Eye Care Centers & Professional Services segment is depreciation and amortization expense of $1,045,000, $944,000, and $1,208,000 for the years ended January 31, 2006, 2005, and 2004, respectively.

	January 31
	2006	2005
	(In thousands)
Total assets:
Licensed Optical Departments	$79,061	$75,992
Eye Care Centers & Professional Services	12,831	15,118
Reportable segment totals	91,892	91,110
All other	35,166	37,742
Discontinued operations	7,476	25,965
	$134,534	$154,817

Capital expenditures:
Licensed Optical Departments	$5,068	$2,135
Eye Care Centers & Professional Services	444	716
Reportable segment totals	5,512	2,851
All other	11	149
Discontinued operations	61	83
	$5,584	$3,083

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

The following geographic data includes net sales generated by our operations within that geographic area and property and equipment based on physical location:

	Year ended January 31
	2006	2005	2004
	(In thousands)
Net revenue:
United States	$167,519	$153,256	$106,621
Canada	7,876	6,495	3,674
	$175,395	$159,751	$110,295

	January 31
	2006	2005
	(In thousands)
Property and equipment, net:
United States	$33,439	$34,631
Canada	1,105	1,614
	$34,544	$36,245

15. Loss on Early Extinguishment of Debt

On May 12, 2003, OptiCare recorded a $1,847,000 loss on the exchange of $16,246,000 of debt for Series C Preferred Stock. The $1,847,000 loss represents the write-off of the unamortized deferred debt issuance costs and debt discount associated with the extinguished debt.

On November 14, 2003, OptiCare amended the Amended Credit Facility with CapitalSource and recorded a $49,000 loss on the extinguishment of debt, representing financing fees and the write-off of unamortized deferred debt issuance costs associated with the original loans under the Amended Credit facility.

16. Wrench Versus Taco Bell Litigation

By Agreement, dated as of January 31, 2002, the Company and Ms. Arlene Scanlan, who was then President of Refac Licensing, Inc. (“RL”), agreed to a termination of her employment agreement and stock options and to a conveyance of her 19% interest in RL to us. This termination agreement required that Ms. Scanlan pay us 50% of the first $3,000,000 that she received relating to a certain lawsuit brought by a former licensing client of RL against Taco Bell Corp. On January 27, 2005, the lawsuit was settled and on February 4, 2005 we received payment of $1,500,000, representing our share of the settlement. This amount was recorded as revenue from licensing related activities in the quarter ended April 30, 2005.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

17. Related Party Transactions

Palisade Capital Management, L.L.C. (“PCM”), the investment manager for Palisade, on behalf of itself and/or portfolio companies of funds that it manages, had requested from time to time that we provide certain consulting services. In consideration for these services, we earned $21,000 during the year ended January 31, 2006.

Pursuant to employment agreements entered into on April 1, 2005, our General Counsel and Chief Financial Officer may enter into separate arrangements for their own account with Palisade and/or any of its affiliated companies that are engaged in private equity or investment management pursuant to which they may become a member, partner, officer, director, or stockholder of such entity or may provide consulting or professional services thereto provided that such activities do not materially interfere with the regular performance of their duties and responsibilities under such employment agreements. Given this arrangement, we have not provided any services to PCM after the quarter ended March 31, 2005 and do not expect to do so in the future, unless such services can be rendered by employees other than such officers.

From February 2004 to July 2005, we provided consulting services directly to Neurologix, Inc., a public company in which PCM beneficially owned more than 10% of the outstanding capital stock. Under this arrangement, we earned $44,000 during the year ended January 31, 2006.

From May 1, 2003 through June 18, 2004, the Company occupied approximately 1,185 gross rentable square feet in Fort Lee, New Jersey under a sublease with PCS, an affiliate of PCM, at a monthly rent of $3,000. On June 19, 2004, the Company relocated to new space in the same building encompassing 4,751 gross rentable square feet under a direct lease with the landlord. This lease expires on June 30, 2009 and provides for a five-year renewal option. Under the lease, the Company paid $55,000 toward the construction of the premises. As of January 31, 2006, the base rent for the balance of the initial term aggregated $482,000, subject to escalations for increases in real estate taxes and operating costs. By lease amendment dated April 3, 2006, the Company will take over 5,268 square feet on the sixth floor in space adjacent to Palisade, and Palisade will sublease 2,861 square feet from the Company, reducing the Company’s total commitment to 2,407 square feet.  The expected date of this move is December 31, 2006.  Palisade will be responsible for the leasehold improvements and moving costs.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

OptiCare incurred rent expense of $1,078,000, $1,153,000, and $1,086,000 during the years ended January 31, 2006, 2005, and 2004, respectively. Such amounts were paid to entities in which Dean J. Yimoyines, M.D., a member of our Board and the Chief Executive Officer of OptiCare and OptiCare, P.C., had an interest, for the lease of facilities. OptiCare believes that these leases reflect the fair market value of and contain customary terms for leased commercial real estate in the geographic area where they are located.

OptiCare’s subsidiary, OptiCare Eye Health Centers, Inc. (“OEHC”), is party to a Professional Services and Support Agreement (the “PSSA”) with OptiCare, P.C. Dr. Yimoyines is the sole nominee stockholder of OptiCare, P.C. and its President and Chief Executive Officer pursuant to an Employment Agreement terminable “at will” by OptiCare, P.C. and on 180 days prior written notice by Dr. Yimoyines. The agreement provides for an annual salary of $245,000 plus certain fringe benefits. Pursuant to the PSSA, OptiCare, P.C. employs medical personnel and performs all ophthalmology and optometry services at our facilities in Connecticut. OEHC selects and provides the facilities at which the services are performed and provides all administrative and support services for the facilities.

At January 31, 2005, the Company owed Palisade Concentrated Equity Partnership, L.P. $216,000 for expenses that Palisade incurred on behalf of the Company. This liability was subsequently paid in the first quarter of 2005.

In January 2002, Palisade purchased 2,571,429 shares of OptiCare’s Series B Preferred Stock for $3,600,000 in cash and Ms. Yimoyines, the wife of Dr. Yimoyines, purchased 285,714 shares of Series B Preferred Stock for $400,000 in cash. Also in January 2002, OptiCare issued an additional 309,170.5 shares of Series B Preferred Stock to Palisade to satisfy an outstanding loan of $400,000 of principal and $33,000 of accrued interest and issued an additional 38,646.3 shares of Series B Preferred Stock to Ms. Yimoyines to satisfy an outstanding loan of $50,000 of principal and $4,000 of accrued interest due to Ms. Yimoyines. As of January 31, 2006, accrued and unpaid dividends on these shares owned by Palisade and Ms. Yimoyines totaled $2,018,000 and $227,000, respectively. Under the terms of our merger agreement with OptiCare and Ms. Yimoyines, these shares were converted at the exchange ratio of 0.0403 into shares of our common stock.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

On January 12, 2005, Palisade purchased 252,525 shares of OptiCare’s Series D Preferred Stock for $4,000,000 in cash and Ms. Yimoyines purchased 28,093 shares of Series D Preferred Stock for $445,000 in cash. On the same date, OptiCare’s wholly owned subsidiary, OptiCare Acquisition Corp., entered into an Asset Purchase Agreement with Wise Optical, LLC and AECC/Pearlman Buying Group, LLC, both entities formed by Dr. Yimoyines, pursuant to which OptiCare, effective as of December 31, 2004, sold substantially all of the assets and certain liabilities of its Distribution division, which consisted of its contact lens distributor, Wise Optical, and its Optical Buying Group, for an aggregate purchase price of approximately $4,200,000.

A subsidiary of OptiCare remains a guarantor with respect to two leases where the lessee is an entity owned by two former officers of the Company. Aggregate annual rent under the leases is $194,392. Each of the guarantees and its underlying lease involved the professional optometry practice locations and retail optical business the Company operated in the State of North Carolina, which was sold to Optometric Eye Care Center, P.A. (“OECC”) in August 2002. Although, in connection with that sale, OECC assumed from OptiCare any obligations OptiCare or its subsidiaries or affiliates may have had as lessee under those leases, OECC and OptiCare were unable to obtain landlord consent to the assignment of the Company’s guarantees with respect to the leases, which expired in 2005. As a guarantor, performance by OptiCare would be required if the borrowing entity defaulted, however OptiCare had deemed that its performance as a guarantor is not likely to occur. In addition, if OptiCare were called upon to perform in the event of default by OECC, OptiCare would have recourse against OECC.

U.S. Vision has a Revolving Line of Credit and Senior Term Loan (see Note 9) with Commerce. The President and Chief Executive Officer of U.S. Vision is a member of the Board of Directors of Commerce.

U.S. Vision leased a retail store, office, and administrative space located in a 7,000 square foot building in Philadelphia, Pennsylvania, from a limited partnership in which William A. Schwartz, Jr. and Gayle E. Schmidt, each of whom is an executive officer and shareholder of the Company, were 10% limited partners. Mr. Schwartz was also the general partner of the partnership. The Company made payments to the partnership of $64,144 and $89,801 for the years ended January 31, 2005 and 2004, respectively. The partnership sold the building in fiscal 2004 to an unrelated third party.

For the years ended January 31, 2006 and 2005, the Company paid $337,000 and $223,500, respectively, to Pinnacle Advisors Limited for consulting services. David Cornstein, the principal stockholder of Pinnacle Advisors Limited, was a director of U.S. Vision from October 27, 2003 to January 30, 2006.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

On January 31, 2006, the Company terminated the consulting agreement with Pinnacle Advisors Limited. In accordance with the terms of a settlement agreement, Pinnacle was paid $276,000 and granted 20,000 options to purchase the Company’s common stock. The total charge recognized by the Company in connection with the termination agreement was $316,200, which includes the fair value of the options granted of $40,200, and is reflected in merger expenses and other charges on the Statements of Operations.

Other related party transactions include management indebtedness of $355,000 and maintenance of brokerage accounts at Palisade Capital Securities (“PCS”), an affiliate of Palisade and PCM, for our marketable securities (principally, U.S. treasury bills being held to maturity).

18. Current Vulnerability Due to Certain Concentrations

Concentration of Credit Risk

Financial instruments with potential credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various major financial institutions and by policy, seeks to ensure both liquidity and security in principal.

The Company’s accounts receivable are generally unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company has historically not experienced significant losses related to individual customers or groups of customers. Management carefully monitors its customer relationships in order to minimize the Company’s credit risk and maintains a reserve for potential collection losses. The Company generally does not require collateral and it does not charge finance fees on outstanding trade receivables. Trade accounts receivable are written-off to the allowance for doubtful accounts when collection appears highly unlikely.

Concentration of Sales under License Agreement

Approximately 56%, 54%, and 48% of our revenues were derived from licensed retail optical departments in one retailer for the years ended January 31, 2006, 2005, and 2004, respectively. Sales derived from the licensed retail optical departments in another retailer accounted for approximately 10%, 10%, and 9% of total revenues for the same periods. Approximately 54% and 43% of our accounts receivable were derived from the same two retailers at January 31, 2006 and 2005. A termination of either of these department license agreements would result in a significant loss of sales and would have a material adverse effect on operating results.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

Approximately 18%, 25%, and 28% of our revenues for the years ended January 31, 2006, 2005, and 2004, respectively were derived from being a participating provider of managed care benefits primarily through Cole Managed Vision (“CMV”), a national vision care program operated by a subsidiary of Luxottica Group S.p.A (“Luxottica”), an operator of retail optical stores and a competitor of both U.S. Vision and OptiCare.

In January 2006, EyeMed announced that it was integrating the CMV plans with its EyeMed Vision Care plans. As a result, the number of CMV plans and the number of individuals covered thereby has been, and is continuing to be reduced, which has adversely affected the amount of our revenues derived from this managed vision care relationship. In July 2006 we reached agreement in principle with EyeMed whereby U.S. Vision would become a participating provider in the EyeMed Access and Select plans under an agreement that generally terminates on December 31, 2010. We are working with EyeMed to finalize a written agreement reflecting the agreement in principle as soon as practicable. Management is currently unable to estimate the revenues expected to be earned from vision care sales or the timing of any such revenues.

Concentration of Supplier Risk

The Company purchases significant quantities of frames, lenses, and contact lenses from its suppliers. For the year ended January 31, 2006, its three largest suppliers accounted for approximately 28%, 13%, and 5%, respectively, of the Company’s total merchandise purchases. While such vendors supplied a significant portion of the inventory used by the Company, lenses and frames are a generic product and can be purchased from a number of other vendors on comparable terms. The Company therefore does not believe that it is dependent on such vendors or on any other single vendor of lenses or frames and that its relationships with existing vendors are satisfactory. Significant disruption in the delivery of merchandise from one or more of its current principal vendors would not have a material adverse effect on the Company’s operations because multiple vendors exist for all of the Company’s products.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

19. Unaudited Selected Quarterly Financial Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
Year ended January 31, 2006
Total revenues	$46,658	$43,210	$43,206	$42,321
Cost of revenues	$13,740	$14,203	$13,895	$14,331
Net income (loss) from continuing operations	$2,948	$(492)	$(806)	$(3,115)
Net income (loss)	$3,264	$(328)	$241	$(12,618)
Net income (loss) from continuing operations per basic and diluted shares	$0.18	$(0.03)	$(0.05)	$(0.19)
Net income (loss) per basic and diluted shares	$0.20	$(0.02)	$0.01	$(0.76)

Year ended January 31, 2005
Total revenues	$40,750	$39,322	$39,242	$40,437
Cost of revenues	$12,872	$12,903	$12,338	$13,092
Net income (loss) from continuing operations	$438	$(702)	$(292)	$(114)
Net loss	$(497)	$(2,033)	$(1,467)	$(4,291)
Net income (loss) from continuing operations per basic and diluted shares	$0.03	$(0.05)	$(0.02)	$(0.01)
Net loss per basic and diluted shares	$(0.03)	$(0.13)	$(0.09)	$(0.27)

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

20. Condensed Financial Statements of the Parent Company

	Year ended January 31
	2006	2005	2004
	(In thousands)
Net revenues:
Licensing related activities	$2,344	$1,609	$1,485
Other	65	170	30
Total revenues	2,409	1,779	1,515

Operating expenses:
Cost of services	118	124	99
Selling, general and administrative	2,852	2,332	2,105
Merger expense and other charges	1,220	-	76
Depreciation and amortization	180	169	317
Total operating expenses	4,370	2,625	2,597
Operating (loss) income	(1,961)	(846)	(1,082)
Dividends and interest income	1,053	477	282
Loss from continuing operations before equity in operations of subsidiaries and income taxes	(908)	(369)	(800)
Equity in operations of subsidiaries	(8,670)	(7,892)	(10,059)
Loss from continuing operations before income taxes	(9,578)	(8,261)	(10,859)
(Benefit) provision for income taxes	(137)	41	(286)
Loss from continuing operations	(9,441)	(8,302)	(10,573)
Loss from discontinued operations, net of taxes and minority interest	-	14	32
Net loss	$(9,441)	$(8,288)	$(10,541)

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

	January 31
	2006	2005
	(In thousands)
Assets
Cash and cash equivalents	$5,384	$457
Investments being held to maturity	24,229	29,342
Available for sale securities	-	1,000
Advances to subsidiaries	1,041	-
Investment in subsidiaries	29,256	33,451
Restricted cash and investments being held to maturity	4,849	5,416
Property and equipment, net	558	747
Other assets	407	780
Total assets	$65,724	$71,193

Liabilities and stockholders’ equity
Liabilities:
Current liabilities	$1,714	$2,155
Temporary equity	4,849	5,416

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	85,002	79,383
Treasury stock	(738)	(159)
Unearned compensation	(89)	-
Accumulated deficit	(24,722)	(15,281)
Receivable from issuance of common stock	(308)	(337)
Total stockholders’ equity	59,161	63,622
Total liabilities and stockholders’ equity	$65,724	$71,193

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

	Year ended January 31
	2006	2005	2004
	(In thousands)
Cash flows from operating activities
Net loss	$(9,441)	$(8,288)	$(10,541)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	180	169	317
Equity in operations of subsidiaries	8,670	7,892	10,059
Amortization of discount on securities	(965)	(394)	(191)
Stock-based compensation	100	-	48
Loss on disposal of fixed assets	14	-	4
Other	30	39	29
Changes in operating assets and liabilities:
Other assets	252	754	4,015
Current liabilities	(408)	104	427
Net cash (used in) provided by operating activities	(1,568)	276	4,167

Cash flows from investing activities
Proceeds from sale (purchase) of investments being held to maturity	6,647	(938)	(22,503)
Proceeds from sale (purchase) of available for sale securities	1,000	-	(1,000)
Repayment of note receivable	98	289	184
Expenditures for property and equipment	(5)	(141)	(29)
Advances to subsidiaries	(1,041)	-	-
Net cash provided by (used in) investing activities	6,699	(790)	(23,348)

Cash flows from financing activities
Palisade stock purchase agreement	-	-	16,816
Proceeds from issuance of common stock	246	-	-
Proceeds from exercise of stock options	100	144	39
Purchase of treasury stock	(579)	-	-
Other	29	28	(188)
Net cash (used in) provided by financing activities	(204)	172	16,667
Net increase in cash and cash equivalents	4,927	(342)	(2,514)

Cash and cash equivalents at beginning of period	457	799	3,313
Cash and cash equivalents at end of period	$5,384	$457	$799

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

21. Subsequent Events

OptiCare Eye Health Centers, Inc. (“OEHC”), our indirect subsidiary acquired in March 2006, is party to a Professional Services and Support Agreement with OptiCare, P.C. (the “Professional Corporation”). Dr. Dean J. Yimoyines, an officer and director of OptiCare (which is the direct parent of OEHC and, as used herein, includes OEHC) and a director of the Company, is the Chief Executive Officer and sole stockholder of the Professional Corporation. Under this agreement, the Professional Corporation employs medical personnel and performs ophthalmology and optometry services at OptiCare’s facilities in Connecticut. As set forth in Note 1 to the accompanying financial statements, the consolidated financial statements include the accounts of the Professional Corporation. Additionally, since the Professional Corporation’s offices are located in OptiCare’s Eye Health Centers, its patient flow impacts OptiCare’s retail optical sales.

The business of the Company’s Eye Care Centers & Professional Services segment is dependent upon the ability of the Professional Corporation to attract, motivate and retain a qualified staff of ophthalmologists and optometrists to render professional services at OptiCare’s 18 retail optical locations and two surgery centers. It currently employs 14 ophthalmologists and 18 optometrists.

In November 2006, one ophthalmologist left the Professional Corporation to open a non-competing practice, and another ophthalmologist breached his employment agreement with the Professional Corporation by leaving prior to the end of the term with the intention of opening a competing practice; OEHC, together with the Professional Corporation, is commencing court proceedings to enforce the non-compete provisions of his employment agreement.

Also in November 2006, four other ophthalmologists notified the Professional Corporation of their intent to seek declaratory and other equitable relief to have their employment agreements declared unenforceable as against public policy. These ophthalmologists have alleged that OptiCare is engaged in the illegal corporate practice of medicine, and that such agreements are an integral part of such practice. At this date, OEHC is not aware of any pending investigations by any state agency involving its operations. OEHC, in conjunction with the Professional Corporation, intends to enforce its contractual rights against the Professional Corporation’s employees. If these contracts are declared unenforceable and these physicians are permitted to open competing practices, the business of OptiCare and the Professional Corporation may be materially adversely affected, which in turn could materially adversely affect the Company's business.

While the Professional Corporation is currently seeking to recruit qualified new ophthalmologists, there can be no assurance that it will be able to hire new qualified candidates

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

within a time frame to enable it to meet patient demand. In addition, OptiCare and the Professional Corporation are currently reviewing and restructuring their relationship. The restructuring will take into account OptiCare’s relationship with the Professional Corporation’s practice and professional staff, as well as applicable regulatory requirements, including, but not limited to, Connecticut's corporate practice of medicine prohibition.

Five of the ophthalmologists referred in the preceding paragraphs have threatened to sue Dr. Yimoyines for breach of his fiduciary duties to the Professional Corporation, and OptiCare for the diversion of the Professional Corporation’s revenues to OptiCare. Dr. Yimoyines and the Company believe that these claims are without merit.

The Company has agreed to indemnify and hold Dr. Yimoyines harmless against claims and liabilities to which he may become subject as a result of his actions as an officer, director and shareholder of the Professional Corporation.

On November 30, 2006, Mr. Tuchman, the Company’s Senior Vice President and General Counsel, resigned from Refac’s Board of Directors, and the Company announced that its employment agreement with Robert L. Tuchman will terminate on December 31, 2006, and will not be renewed. In connection with his resignation, the Company has entered into an agreement with Mr. Tuchman, pursuant to which we will recognize a charge of approximately $412,000 during the fourth quarter of this year. Additionally, Mr. Tuchman will repay the $308,000 indebtedness to the Company in connection with this agreement.

On November 22, 2006, discussions were terminated with a company with which we previously had entered into a non-binding letter of intent with respect to a potential acquisition transaction. In connection with this termination, we expect to record a charge of approximately $500,000 in the fourth quarter of this year, representing accounting, legal, and other due diligence expenses associated with the contemplated transaction.

In October 2006, we closed OptiCare’s corporate headquarters, and in accordance with FASB Statement of Financial Accounting Standards, No. 146, Accounting for Costs Associated with Exit or Disposal Activities, we recorded a charge of approximately $287,000, representing the fair value of the remaining lease obligation and accrued employee termination benefits.

On September 1, 2006, the Company reached agreement with Commerce to reduce the LIBOR interest rate increment on its Revolving Line of Credit from 3.75% to 2.5%. Additionally, on November 16, 2006, Commerce agreed to extend the maturity date on the Revolving Line of Credit from October 31, 2007 to October 31, 2008.

Refac Optical Group
Notes to Consolidated Financial Statements
January 31, 2006

On August 14, 2006 the Company announced that it had extended by one year, to September 2007, the expiration date for the exercise of the non-transferable payment right granted to qualifying stockholders in connection with its February 28, 2003 merger with a wholly owned subsidiary of Palisade Concentrated Equity Partnership, L.P. (See Note 2).

On July 13, 2006, the Company closed on the sale of the Managed Vision Division to Centene Corporation which resulted in a gain on disposal of $85,000, including income tax expense of approximately $393,000.

On July 6, 2006, the Company reached an agreement in principle with Luxottica whereby U.S. Vision would become a participating provider of managed care benefits in EyeMed’s Vision Care networks through at least December 31, 2010.

On June 9, 2006, the Company paid $1,000,000, including a $100,000 termination fee, to CapitalSource in full payment and satisfaction of its indebtedness to CapitalSource.

On March 24, 2006, U.S. Vision and the holder of the $3,000,000 subordinated debt due January 31, 2009 agreed to amend the long-term supply agreement and subordinated note. Pursuant to this amendment, we paid such holder $1,000,000, thereby reducing the principal amount due the holder under the subordinated note from $3,000,000 to $2,000,000. In return, a claim for interest in excess of 6% per annum was waived and the maturity of the note was extended from April 30, 2007 to January 31, 2009. The note provides that the holder can declare a default and accelerate the maturity date should U.S. Vision fail to purchase $2,200,000 of the vendor’s merchandise during any fiscal year of the Company.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Item 2. - Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Form 8-K. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events and are subject to numerous risks, uncertainties, and assumptions. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements. Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations and including the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, under the caption “Risk Factors.”

Overview

In order to more fully understand the comparison of the results of operations, it is important to note the following significant changes to our operations:

As a result of a corporate repositioning, during 2002, we disposed of our then operating segments, with the exception of our licensing business, and we have limited the operations of that business to managing certain existing license agreements and related contracts. On February 28, 2003, we completed the Palisade Merger (see Note 2 to the Consolidated Financial Statements). On March 28, 2003, we entered into a stock purchase agreement with Palisade, which closed on May 19, 2003. The purpose of the stock purchase transaction was to provide us with additional capital for making acquisitions. From January 27, 2004 to March 21, 2005, we

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

focused our acquisition efforts on opportunities in the asset management sector of the financial services industry.

On March 21, 2005, our Board of Directors (the “Board”) decided to broaden the scope of the acquisition search to include other industries and, on April 8, 2005, we announced that we had entered into acquisition discussions with two affiliated companies, U.S. Vision, Inc. (“U.S. Vision”) and OptiCare Health Systems, Inc. (“OptiCare”). On August 22, 2005, we signed merger agreements with U.S. Vision and OptiCare and the transactions were completed on March 6, 2006. As a result of these acquisitions, we have become the sixth largest retail optical chain in the United States, operating 531 locations in 47 states and Canada as of November 30, 2006, through 508 licensed departments, five freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 508 licensed departments, 349 are located at J.C. Penney stores, 63 at Sears, 28 at Boscov’s, 25 at Macy’s, 30 at The Bay, and 13 at Meijer. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers, and accessories.

Prior to the completion of the transactions, Refac, OptiCare and U.S. Vision were all controlled by Palisade, which beneficially owned approximately 91% of Refac’s outstanding common stock, 84% of OptiCare’s outstanding common stock (on a fully diluted basis) and 88% of U.S. Vision’s outstanding common stock. Following the transactions, Palisade owns approximately 89% of our outstanding shares. Since the merger of OptiCare and U.S. Vision with Refac result in a business combination of entities under common control, we have accounted for this transaction in a manner similar to that of pooling of interests as required by SFAS No. 141, Business Combinations. SFAS No. 141 requires that the historical financial statements of Refac, OptiCare, and U.S. Vision be combined and restated retrospectively with the results of operations of each entity included from the date that Palisade gained common control of that entity. Accordingly, the historical financial statements have been restated to reflect the results of operations of each entity from the date that Palisade gained common control of that entity. Therefore, through February 28, 2003, the restated combined financial statements include only the results of OptiCare. From March 1, 2003 through May 31, 2003 the combined restated financial statements include the results of OptiCare and Refac, and subsequent to May 31, 2003, the combined restated financial statements include the results of OptiCare, Refac, and U.S. Vision. The non-Palisade ownership during these periods is treated as a minority interest.

On May 10, 2006, our Board also approved a change in our fiscal year end from December 31 to January 31. Prior to the change in the fiscal year end, Refac and OptiCare had a fiscal year that ended on December 31, while U.S. Vision’s fiscal year ended on January 31. As a result, the

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

annual periods for the fiscal years ending January 31, 2006, 2005, and 2004 reflect the combination of the prior fiscal years of Refac, OptiCare, and U.S. Vision for the periods indicated above. For purposes of management’s discussion and analysis, fiscal year represents the following periods:

Fiscal 2005 - the year ended January 31, 2006
Fiscal 2004 - the year ended January 31, 2005
Fiscal 2003 - the year ended January 31, 2004

During the third quarter of fiscal 2004, OptiCare sold its Technology business; on January 12, 2005, it sold its Distribution business and on July 13, 2006, sold its Managed Vision business. As a result, we have segregated our remaining business units into two reportable segments: Licensed Optical Departments and Eye Care Centers & Professional Services. The Licensed Optical Departments segment is a retailer of optical products and services principally through retail optical departments licensed to operate within national and regional department and other chain stores. The Eye Care Centers & Professional Services segment sells retail optical products to consumers and operates integrated eye health centers and surgical facilities where comprehensive eye care services are provided to patients. The results of operations of the Technology, Distribution, and Managed Vision businesses have been reflected in discontinued operations for all periods presented.

Our results of operations are affected by seasonal fluctuations in sales and operating profits, with sales and operating profits generally higher in the first fiscal quarter and lower in the fourth quarter.

Comparison of Results for Fiscal 2005 to Fiscal 2004

Revenues

Total product sales increased by $15.7 million, or 11.6%, from $136.0 million for fiscal 2004 to $151.7 million for fiscal 2005.

Product sales in our Licensed Optical Departments segment increased by $15.7 million, or 12.6%, from $124.4 million for fiscal 2004 to $140.1 million for fiscal 2005. This increase in net sales was the result of a 25.6% increase in the number of transactions, partially offset by a 10.7% decrease in the average transaction price. We believe the increase in the number of transactions and the decrease in the average transaction price are due to sales promotions at this segment. Since October 2004, our promotions have been focused on the value conscious customer. These promotions typically result in an increase in transaction volume, but at a lower average transaction price.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Product sales at our Eye Care Centers & Professional Services segment were flat at approximately $11.6 million.

Services revenue consists of revenue earned from providing professional eye care services in our Eye Care Centers & Professional Services segment. Services revenue from this segment increased $0.4 million, or 1.8%, from $19.9 million for fiscal 2004 to approximately $20.3 million for fiscal 2005. This increase is primarily due to improved reimbursement for optometry services, which was partially offset by a 3.3% decrease in the number of patient encounters.

Licensing related activities revenue increased by $0.7 million during fiscal 2005, primarily due to the non-recurring settlement payment of $1.5 million related to a lawsuit brought by a former client of Refac Licensing, Inc. against Taco Bell Corp., partially offset by a decrease in revenues from its agreement with Patlex Corporation (“Patlex”) of $0.8 million.

Other revenue primarily consists of non-recurring settlements on Health Services Organization (“HSO”) contracts. Other revenue decreased $1.2 million, or 52.9%, from $2.2 million in fiscal 2004 to $1.0 million in fiscal 2005. The decrease in other revenue was mainly the result of a decrease in the number of contract settlements in fiscal 2005 as compared to fiscal 2004. As of January 31, 2006, the majority of these contracts had been settled and the Company does not expect any significant future revenue from HSO settlements.

Operating Expenses

Total cost of product sales increased by $5.6 million, or 13.2%, from $42.8 million for fiscal 2004 to $48.4 million for fiscal 2005. As a percentage of net product sales, cost of product sales increased to 31.9% in fiscal 2005 from 31.4% in fiscal 2004 due primarily to a decrease in the average transaction price at our Licensed Optical Departments segment.

Cost of product sales at our Licensed Optical Departments segment increased by $5.6 million, or 14.7%, from $37.9 million in fiscal 2004 to $43.5 million in fiscal 2005. As a percentage of net product sales, cost of product sales increased to 31.0% in fiscal 2005 from 30.5% in fiscal 2004 primarily due to the decrease in the average transaction price described above.

Cost of product sales at our Eye Care Centers & Professional Services segment, remained relatively flat at approximately $4.9 million. As a percentage of net product sales, cost of product sales increased to 42.2% in fiscal 2005 from 42.0% in fiscal 2004 due to a slight shift in product mix toward lower margin products, such as sun wear.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Cost of services decreased by $0.6 million, or 7.9%, from $8.4 million for fiscal 2004 to $7.8 million for fiscal 2005. As a percentage of net service revenue, cost of services decreased to 32.9% in fiscal 2005 from 35.6% for fiscal 2004 due to lower costs for ophthalmic services, as a result of the reduction in patient encounters described above.

Selling, general and administrative expenses (“SG&A”) increased by $8.9 million, or 8.8%, from $100.3 million for fiscal 2004 to $109.2 million for fiscal 2005. The increase in SG&A is primarily due to higher variable costs at the licensed optical department segment due to increased sales. As a percentage of net sales, SG&A decreased from 62.8% for fiscal 2004 to 62.3% for fiscal 2005. The decrease in SG&A, as a percent of sales, is due to the leveraging of the sales increase. Excluding the impact of the loss of other revenue, SG&A, as a percent of sales, for fiscal 2005 would have decreased to 61.9%.

Asset Impairment

In connection with the sale of the Company’s Managed Vision business, the Company reevaluated the carrying value of one contract which was excluded from the assets that were sold, and based on an independent valuation of the remaining discounted cash flows, recorded a write-down of $0.7 million.

Merger Expense and Other Charges

Merger expenses and other charges consist of $2.5 million in legal, accounting, and director and officer insurance expenses incurred in connection with the merger of Refac, OptiCare, and U.S. Vision and $0.3 million of expense to terminate a consulting contract with a former director of U.S. Vision, Inc.

Interest Expense

Interest expense decreased $0.9 million, or 27.2%, from $3.3 million in fiscal 2004 to $2.4 million in fiscal 2005. The decrease in interest expense is primarily due to a decrease in the average outstanding debt balances, partially offset by higher interest rates. The Company utilized cash proceeds from the sale of its Distribution business and the issuance of stock to fund the reduction in debt balances.

Dividends and Interest Income

Dividend and interest income increased $0.6 million, or 120.8%, from $0.5 million in fiscal 2004 to $1.1 million in fiscal 2005 primarily as a result of the impact of higher interest rates on the Company’s cash and short-term investments.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Discontinued Operations

Managed Vision

In January 2006, OptiCare’s Board of Directors approved management’s plan to dispose of the Managed Vision business and, in accordance with SFAS No. 144, the results of operations of the Managed Vision business have been reported as a discontinued operation. The loss on the discontinued operations of the Managed Vision business in fiscal 2005, net of minority interest and taxes of approximately $8.4 million, includes a loss on disposal of approximately $9.8 million, based on the fair value of the net assets held for sale, and the income from operations of the Managed Vision business of approximately $1.4 million.

Distribution Business

In December 2004, OptiCare’s Board of Directors approved management’s plan to dispose of the Distribution business, which was comprised of our contact lens distributor, Wise Optical and our Buying Group operation. In accordance with SFAS No. 144, the Distribution business was reported as a discontinued operation. Income from discontinued operations of the Distribution business in fiscal 2005, net of minority interest and taxes, was $0.8 million which resulted form the favorable settlement of our Yonker’s lease obligation (see Note 4 to the Consolidated Financial Statements). The loss on the discontinued operations of the Distribution businesses in fiscal 2004, net of minority interest and taxes of approximately $5.9 million, includes a loss on disposal of approximately $2.9 million, based on the fair value of the net assets held for sale, and the loss from operations of the Distribution business of approximately $3.0 million.

Technology Business

In May 2004, OptiCare’s Board of Directors approved management’s plan to dispose of our Technology business, CC Systems, Inc., and in accordance with SFAS No. 144, this business was reported as a discontinued operation. We completed the sale of the net assets of CC Systems on September 10, 2004. The loss on the discontinued operations of the Technology business in fiscal 2004, net of minority interest and taxes of approximately $1.1 million includes a loss on disposal of approximately $0.8 million, based on the fair value of the net assets held for sale, and the loss from operations of CC Systems during the period of approximately $0.3 million.

Licensed Optical Department Segment

The Licensed Optical Department segment closed 11 and 43 underperforming stores and reflected a loss, net of minority interest and taxes of $0.3 million and $1.3 million in discontinued operations during fiscal 2005 and 2004, respectively.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Comparison of Results for Fiscal 2004 to Fiscal 2003

Revenues

Total product sales increased by $49.0 million, or 56.4%, from $87.0 million for fiscal 2003 to $136.0 million for fiscal 2004.

Product sales at our Licensed Optical Departments segment increased by $48.7 million, or 64.4%, from $75.7 million for fiscal 2003 to $124.4 million for fiscal 2004. The Licensed Optical Department segment represents the operations of U.S. Vision, which was acquired by Palisade on May 30, 2003. Accordingly, fiscal 2004 includes twelve months of U.S. Vision’s results of operations while fiscal 2003 includes only seven months. This is the primary explanation for the increase in sales of this segment. Comparable store sales during fiscal 2004 increased 5.1% over fiscal 2003. Since October 2004, our promotions have been focused on the value conscious customer. These promotions typically result in increased transaction volume, but at a lower average transaction price than our traditional promotions.

Product sales at our Eye Care Centers & Professional Services segment increased $0.3 million, or 2.5%, from $11.3 million in fiscal 2003 to $11.6 million in fiscal 2004. This increase is primarily due to an increase in sales incentives, which resulted in an increase in patient encounters over the same period in the prior year.

Services revenue consists of revenue earned from providing professional eye care services in our Eye Care Centers & Professional Services segment. The revenue from this segment increased $0.9 million, or 4.9%, from $19.0 million for fiscal 2003 to approximately $19.9 million for fiscal 2004 due to increased services volume in the optometry and surgical areas due to increased doctor coverage.

Licensing related activities revenue increased by $0.1 million during fiscal 2004, primarily due to an increase in revenues from its agreement with Patlex, partially offset by a decrease in revenue due to the termination of the Company’s agreement with OXO International (“OXO”) (see Note 5 to the Consolidated Financial Statements).

Other revenue, which primarily consists of non-recurring settlements on Health Services Organization (“HSO”) contracts, decreased $0.7 million, or 23.0%, from $2.9 million in fiscal 2003 to $2.2 million in fiscal 2004, mainly due to a decrease in the number of contract settlements in fiscal 2004 as compared to fiscal 2003.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Operating Expenses

Total cost of product sales increased by $15.5 million, or 56.6%, from $27.3 million for fiscal 2003 to $42.8 million for fiscal 2004. As a percentage of net product sales, cost of product sales was 31.4% in both fiscal 2004 and fiscal 2003.

Cost of product sales at our Licensed Optical Departments segment increased by $15.1 million, or 66.4%, from $22.8 million in fiscal 2003 to $37.9 million in fiscal 2004. The primary reason for the increase in cost of products sales is the number of months of operations of U.S. Vision included in fiscal 2004 as compared to fiscal 2003, due to the timing of its acquisition by Palisade described above. As a percentage of net product sales, cost of product sales increased to 30.5% in fiscal 2004 from 30.1% in fiscal 2003, primarily due to the change in focus of the Company’s promotions described above.

Cost of product sales at our Eye Care Centers & Professional Services segment, increased $0.4 million, or 7.5%, from $4.5 million for fiscal 2003 to $4.9 million for fiscal 2004. As a percentage of net product sales, cost of product sales increased to 42.0% in fiscal 2004 from 40.0% in fiscal 2003, due to a shift in product mix toward lower margin products.

Cost of services increased by $0.3 million, or 4.3%, from $8.1 million for fiscal 2003 to $8.4 million for fiscal 2004. As a percentage of net service revenue, cost of services increased to 35.6% in fiscal 2004 from 34.7% for fiscal 2003.

Selling, general and administrative expenses (“SG&A”) increased by $28.4 million, or 39.5%, from $71.9 million for fiscal 2003 to $100.3 million for fiscal 2004. The primary reason for the increase in SG&A is the number of months of operations of U.S. Vision included in fiscal 2004 as compared to fiscal 2003, due to the timing of its acquisition by Palisade described above. As a percentage of net sales, SG&A decreased from 65.2% for fiscal 2003 to 62.8% for fiscal 2004. The decrease in SG&A, as a percent of sales, is due to the leveraging of the sales increase described above.

Merger Expense and Other Charges

Merger expenses and other charges in fiscal 2003 consist of $0.1 million of legal and accounting expenses incurred in connection with the acquisition of Refac by Palisade and $0.4 million in severance costs in connection with the termination of certain employees at U.S. Vision.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Loss from Early Extinguishment of Debt

The approximate $1.9 million loss from early extinguishment of debt in fiscal 2003 is primarily the result of the write-off of deferred debt issuance costs and debt discount by OptiCare associated with the exchange of approximately $16.2 million of debt for Series C Preferred Stock, which occurred on May 12, 2003 and the amendment of our term loan with CapitalSource on November 13, 2003.

Interest Expense

Interest expense decreased $0.4 million, or 10.9%, from $3.7 million in fiscal 2003 to $3.3 million in fiscal 2004. The decrease in interest expense is primarily due to a decrease in the average outstanding debt balances.

Dividends and Interest Income

Dividend and interest income increased $0.2 million, or 69.1%, from $0.3 million in fiscal 2003 to $0.5 for fiscal 2004 due to an increase in the average outstanding investment balances.

Discontinued Operations

Managed Vision Business

In January 2006, OptiCare’s Board of Directors approved management’s plan to dispose of the Managed Vision business and in accordance with SFAS No. 144, the results of operations of the Managed Vision business have been reported as a discontinued operation. Income from the discontinued operations of the Managed Vision business net of taxes and minority interest, was $0.8 million and $0.9 million in fiscal 2004 and 2003, respectively.

Distribution Business

In December 2004, OptiCare’s Board of Directors approved management’s plan to dispose of the Distribution business, which was comprised of our contact lens distributor, Wise Optical, and our Buying Group operation. In accordance with SFAS No. 144, the Distribution business was reported as a discontinued operation. The loss on the discontinued operations of the Distribution business in fiscal 2004, net of minority interest and taxes of approximately $5.9 million, includes a loss on disposal of approximately $2.9 million, based on the fair value of the net assets held for sale, and the loss from operations of the Distribution business of approximately $3.0 million. The loss on the discontinued operations of the Distribution businesses in fiscal 2003, net of minority interest and taxes, was $4.3 million.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Technology Business

In May 2004, OptiCare’s Board of Directors approved management’s plan to dispose of our Technology business, CC Systems, Inc., and in accordance with SFAS No. 144, this business was reported as a discontinued operation. We completed the sale of the net assets of CC Systems on September 10, 2004. The loss on the discontinued operations of the Technology business in fiscal 2004, net of minority interest and taxes of approximately $1.1 million includes a loss on disposal of approximately $0.8 million, based on the fair value of the net assets held for sale, and the loss from operations of CC Systems during the period of approximately $0.3 million. The loss on the discontinued operations of the Technology business in fiscal 2003, net of minority interest and taxes was $0.2 million.

Licensed Optical Department Segment

The Licensed Optical Department segment closed 43 and 5 underperforming stores and reflected a loss, net of minority interest and taxes, of $1.3 million and $0.4 million in discontinued operations during fiscal 2004 and 2003, respectively.

Liquidity and Capital Resources

The following table sets forth our cash and cash equivalents and investments being held to maturity, exclusive of the restricted cash and investments being held to maturity discussed below:

	January 31
	2006	2005
	(In thousands)

Cash and cash equivalents	$10,129	$3,311
Investments being held to maturity	24,229	29,342
Total	$34,358	$32,653

Cash Flows from Operating Activities: Our cash flow from operations decreased by $5.5 million to $4.7 million in fiscal 2005 from $10.2 million in fiscal 2004. Net income, adjusted to exclude certain non-cash items, such as depreciation and amortization and stock-based compensation, was approximately $8.0 million and $2.1 million in fiscal 2005 and 2004, respectively. The overall impact of changes in certain operating assets and liabilities on total operating cash flows resulted in cash flows of ($3.3) million and $8.1 million in fiscal 2005 and 2004, respectively.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Cash Flows from Investing Activities: Our investing activities provided $7.0 million of cash during fiscal 2005, principally from the redemption of investments of $7.6 million and the proceeds from the sale of OptiCare’s Distribution business of $3.4 million, partially offset by $3.7 million in additions of property, plant, and equipment.

Cash Flows from Financing Activities: Our financing activities used $4.4 million of cash during fiscal 2005, primarily due to the repayment of $9.3 million of debt, partially offset by the proceeds of equity issued of $5.3 million.

U.S. Vision has a Senior Term Loan with Commerce amounting to $3.1 million, which requires monthly payments of interest at 8% and quarterly payments of $925 thousand with the final payment of $327 thousand due in October 2006. The loan is secured by substantially all assets of U.S. Vision.

U.S. Vision also has a $17.5 million Revolving Line of Credit with Commerce, which expires on October 31, 2007. As of September 1, 2006, interest is payable monthly at the lower of prime plus 150 basis points or 30-day LIBOR plus 250 basis points (7.9%; see Note 21). The Revolving Line of Credit is secured by liens on substantially all assets of U.S. Vision. At January 31, 2006, $15.0 million was outstanding under the Revolving Line of Credit.

U.S. Vision’s ability to access the Commerce Revolving Credit depends on complying with certain customary affirmative and negative covenants, including but not limited to the maintenance of a specified net worth level, current ratio, debt coverage ratio, fixed charge ratio, and a leverage ratio. U.S. Vision was in compliance with these covenants at January 31, 2006. The Commerce Senior Term Loan and Revolving Credit agreement restricts the declaration and payment of dividends or any distributions to us and limits U.S. Vision’s capital expenditures to $7 million in any fiscal year. The Commerce Senior Term Loan and Revolving Credit Agreement contains a subjective acceleration provision whereby Commerce can declare a default upon a material adverse change in U.S. Vision’s business operations.

Capital expenditures, net of amounts financed and accounted for as capital leases, for fiscal 2005 were $3.7 million. Our capital requirements for fiscal 2006 will depend on many factors, including the rate of our sales growth, the number of new stores opened, acquisitions, the capital spending policies of our host department stores, and general economic conditions.

We believe that our available cash and cash equivalents, investments, cash from operations, and cash available under our current loan agreements are sufficient to finance our operations and commitments. However, it is also possible that we may need to raise additional funds to finance unforeseen requirements, new store openings or to acquire other businesses, products or technologies. These funds may be obtained through the sale of equity or debt securities to the

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

public or to selected investors, or by borrowing money from financial institutions. In addition, even though we may not need additional funds, we may still elect to sell additional equity or debt securities or obtain credit facilities for other reasons. No assurance can be given that we will be able to obtain additional funds on terms that would be favorable to us, or at all. If funds are raised by issuing additional equity securities or convertible debt securities, the ownership percentage of existing stockholders would be reduced. In addition, equity or debt securities issued by us may have rights, preferences, or privileges senior to those of our common stock.

At January 31, 2006, our portfolio of investments being held to maturity consists of U.S. Treasury Notes bought with an original maturity of six months or less. The portfolio is invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in support of our acquisition plans.

Pursuant to the Company’s merger agreement (the “Palisade Merger Agreement”), dated as of August 19, 2002, as amended, with Palisade, the Company has restricted $4.8 million of its cash and investments being held to maturity to maintain the Contingent Fund (as defined in the merger agreement). As of January 31, 2006, a total of 65,567 shares have been redeemed for a total amount of $0.5 million. This right to sell the shares is non-transferable and is limited to stockholders who held their shares continuously from the date of the Palisade merger through August 8, 2005, the date that the LDA calculation was finalized. Since the Company does not have direct access to stockholder trading information, the Company has not reduced the Contingent Fund based upon a trading estimate. The Contingent Fund will be adjusted if the Company becomes aware of any actual sales of Common Stock issued in connection with the merger. The final calculation of the Payment Right has been made and finalized at $8.29 per share. As of September 8, 2006, the closing price of the Company’s Common Stock was $5.89 per share. Any Contingent Fund amounts that are related to Payment Rights that are not properly exercised on or before September 30, 2007 will become unrestricted.

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

Commitments and Contractual Obligations

The following table discloses aggregate information about our contractual cash obligations at January 31, 2006 and the periods in which payments are due.

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands)

Long-term debt obligations (1)	$33,287	$4,926	$25,906	$2,455	$-
Capital lease obligations	2,415	880	1,292	243	-
Operating lease obligations	9,574	2,550	4,294	2,241	489
Purchase obligations	42	42	-	-	-
Total future payments on contractual obligations	$45,318	$8,398	$31,492	$4,939	$489

(1) Does not include interest that will be payable on outstanding long-term debt obligations.

In connection with the sale of the Distribution business, the Company entered into a Supply Agreement with the Buying Group operation and Wise Optical. The Supply Agreement is a four-year commitment to purchase, on a non-exclusive basis, $4.2 million of optical products per year through the Buying Group from certain designated manufacturers and suppliers. This annual commitment includes the purchase of $1.3 million of contact lenses a year from Wise Optical. In addition, the Company is also obligated to pay the Buying Group an annual fee based on the total of all purchases it makes under the Supply Agreement. The Supply Agreement also contains certain buyout provisions, which would require us to make a buyout payment of between $0.8 million and $0.2 million, depending on when the Supply Agreement is terminated. Amounts relating to the Supply Agreement are excluded from the table above.

Effects of Inflation

We believe that the effects of inflation on our operations have not been material during the past three years.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. We believe that the following accounting policies

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

include the estimates that are the most critical and could have the most potential impact on our results of operations: revenue recognition, goodwill, allowance for doubtful accounts, investments, inventory, and income taxes. These and other critical accounting policies are described in Note 1 to the Company’s combined restated financial statements for the year ended January 31, 2006 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to our 2005 financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005.

Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will adopt the provisions of FIN 48 effective February 1, 2007. The Company is still evaluating the impact of this pronouncement on its financial statements.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on the fair value of the instruments issued. As originally issued in 1995, SFAS No. 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion No. 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.

SFAS 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123, as originally issued. All new awards and awards that are modified,

Refac Optical Group
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
January 31, 2006

repurchased, or cancelled after the adoption date will be accounted for under the provisions of SFAS 123(R). The second method is the modified retrospective application, which requires that the Company restate prior period financial statements. The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement. The company has adopted the modified prospective application of the provisions of SFAS 123(R) effective February 1, 2006, and it did not have a material impact on the Company’s financial position or results of operations.

FASB Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3, referred to as “SFAS No. 154,” which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. We adopted SFAS No. 154 on February 1, 2006, and it did not have a material impact on our financial statements.

Item 3. - Quantitative and Qualitative Disclosures About Market Risk

We are exposed to fluctuations in interest rates on our revolving line of credit with Commerce and our revolving note to CapitalSource Finance LLC, which bear interest at variable rates over time. Changes in interest rates will affect the amount of our interest payments over the term of the loans. A 100 basis point increase in interest rates on our variable rate revolving credit facilities would have an annual estimated negative impact on pre-tax earnings of approximately $0.15 million based on the amounts outstanding on these facilities at January 31, 2006.

We currently do not hold any derivative instruments and do not earn income denominated in foreign currencies. Because approximately 5% of our revenues are currently derived from sales of optical products outside of the U.S., we do not believe we have any significant foreign currency exchange risk and, as a result, do not hedge against foreign currency exchange rate changes. To the extent that changes in interest rates and currency exchange rates affect general economic conditions, we would be affected by such change.